EXHIBIT 10.4
EXECUTION COPY
MASTER RESTRUCTURING AGREEMENT
BETWEEN
DELPHI CORPORATION
AND
GENERAL MOTORS CORPORATION
DATED SEPTEMBER 6, 2007

i

ARTICLE II
CERTAIN EXHIBITS TO BE FILED UNDER SEAL

Section 2.01	Identification of Exhibits to the Filed Under Seal	25
ARTICLE III
REVENUE PLAN

Section 3.01	Existing Agreements	26

v

ARTICLE V
TREATMENT OF LEGACY AGREEMENTS; ORDINARY COURSE MATTERS;
INDEMNIFICATION

ARTICLE VI
EFFECTIVENESS

Section 6.01	Effectiveness	66
ARTICLE VII
MISCELLANEOUS

EXHIBITS

Exhibit 1.23	Assumed Liabilities

Exhibit 1.166	Retained Liabilities

Exhibit 1.169	Excluded Saginaw Assets

Exhibit 1.178	Separation Costs

Exhibit 3.01(a)	Price Down Arrangements and Related Matters

Exhibit 3.01(a)	(i) Outstanding GM Purchase Orders

Exhibit 3.01(b)	Recently Awarded Business

Exhibit 3.02	Contract Extensions

Exhibit 3.03(c)	Changes in Manufacturing Location

Exhibit 3.07	New Business Awards

Exhibit 3.08(a)	FOP Programs

Exhibit 3.08(b)	First Opportunity Process

Exhibit 3.12	Sites Providing Product Identified in Exhibit 3.01(a) That Are on New Business Hold As of August 29, 2007

Exhibit 4.01(a)	Form of Monthly Invoice for Excess Labor Costs

Exhibit 4.02(b)	Form of Monthly Invoice for the Aggregate Amount of the Applicable Cash Burn Percentage of Production Cash Burn Incurred at all Support Facilities

Exhibit 4.02(i)	Letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007

Exhibit 4.06(a)(xiv)	Proposed Purchaser

Exhibit 5.01(a)(i)	Environmental Matters Agreement between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, dated as of “October 1998”

Exhibit 5.01(a)(iii)	Financial Services Supply Agreement dated as of December 18, 1998 between DAS and GM

Exhibit 5.01(a)(iv)	Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(a)(v)	Agreement for Indemnification of United States Federal, State and Local Non-Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(a)(vi)	Assignment and Assumption Agreement –

Industrial Development Bonds dated as of January 1, 1999 between DAS and GM

Exhibit 5.01(a)(vii)(i)	Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002

Exhibit 5.01(a)(vii)(ii)	Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000.

Exhibit 5.01(a)(vii)(iii)	Administrative Services Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000.

Exhibit 5.01(a)(viii)	Trademark and Trade Name Agreement dated as of January 1, 1999 between Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, and GM

Exhibit 5.01(a)(ix)	Intellectual Property Contracts Transfer Agreement dated as of December 4, 1998, between DTI and GM, as amended October 31, 2001

Exhibit 5.01(a)(x)	Intellectual Property License Agreement dated as of December 4, 1998, between DTI and GM

Exhibit 5.01(a)(xi)	Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and GM

Exhibit 5.01(a)(xiv)	Real Estate Assignment and Assumption Agreements

Exhibit 5.01(b)(i)	UAW – GM – Delphi Memorandum of Understanding Regarding Benefit Plan Treatment between UAW, GM, and Delphi Automotive Systems Corporation (n/k/a Delphi) dated September 30, 1999

Exhibit 5.01(b)(ii)	Letter agreement dated March 4, 1999 between Delphi and GM concerning certain asbestos liability, as supplemented by letter agreement dated May 10, 1999 between Delphi and GM

Exhibit 5.01(b)(iii)	Investment Tax Credit Transfer Agreement dated December 8, 2000 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(b)(iv)	Management Services Agreement dated September 19, 2002, as amended, among Delphi Corporation and General Motors

ii

Management Corporation, Delphi Mechatronic Systems, Inc., Packard-Hughes Interconnect Company and ASEC Manufacturing

Exhibit 5.01(b)(v)	Battery Facilitation Agreement – Transaction Summary dated as of March 21, 2005 between Delphi and GM

Exhibit 5.01(b)(vi)	Agreement dated as of June 3, 2005 between Delphi and GM concerning certain matters related to Collins & Aikman Corporation

Exhibit 5.11(c)	Certain Employment Related Claims

iii

MASTER RESTRUCTURING AGREEMENT
          This Master Restructuring Agreement (the “Agreement”) is entered into as of September 6, 2007, by and between Delphi Corporation (“Delphi”) and General Motors Corporation (“GM”). Each of Delphi and GM is referred to herein individually as a “Party,” and collectively, as the “Parties.” As used herein, the phrases “this Agreement,” “hereto,” “hereunder,” and phrases of like import shall mean this Agreement.
RECITALS
          WHEREAS, on October 8, 2005 and October 14, 2005, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court for the purpose of restructuring their businesses and related financial obligations pursuant to an overall transformation strategy (the “Transformation Plan”) that would incorporate the following structural components:
(i)	Modification of Delphi’s labor agreements;

(ii)	Allocation of responsibilities between Delphi and GM concerning (a) certain legacy obligations, including various pension and other post-employment benefit obligations; (b) costs associated with the transformation of the Debtors’ business (including the provision of financial and other forms of support by GM in connection with certain businesses that Delphi shall retain and certain businesses that Delphi intends to sell or wind down); (c) the restructuring of ongoing contractual relationships; and (d) the amount and treatment of GM’s claims in the Chapter 11 Cases;

(iii)	Streamlining of Delphi’s product portfolio to capitalize on its world-class technology and market strengths and making the necessary manufacturing alignment with Delphi’s new focus;

(iv)	Transformation of Delphi’s salaried work force in keeping with a sustainable cost structure and streamlined product portfolio; and

(v)	Resolution of Delphi’s pension issues.
          WHEREAS, the Parties have an extensive commercial relationship and an intertwined corporate and organizational history which has given rise to certain alleged claims and causes of action. Prior to 1999, GM operated Delphi’s businesses through various divisions and subsidiaries. Delphi was incorporated as a wholly owned subsidiary of GM in 1998. Effective January 1, 1999, GM transferred the assets and liabilities of certain divisions and subsidiaries to Delphi in accordance with the terms of a Master Separation Agreement between Delphi and GM. GM remains Delphi’s single largest customer, and Delphi is GM’s single largest supplier. Accordingly, resolution of the issues identified in clause (ii) of the first Recital is critical to the success of Delphi’s restructuring and vitally important to GM.

          WHEREAS, pursuant to the Plan and the Confirmation Order, and subject to the requirements of Bankruptcy Rule 9019, the Parties have determined to settle various disputes and compromise certain claims as provided by two principal agreements: (i) the Settlement Agreement and (ii) this Agreement. Together, the Settlement Agreement and this Agreement provide that the Parties shall perform the obligations set forth therein, financial or otherwise, in exchange for, among other things, the mutual releases of the Parties, their subsidiaries and Affiliates, and various third parties from all claims and causes of action other than as specified in the Settlement Agreement.
          WHEREAS, the Settlement Agreement addresses primarily those matters for which the Parties have agreed upon resolutions that can be implemented in the short term. Accordingly, most obligations set forth in the Settlement Agreement are to be performed upon, or as soon as reasonably practicable after, the occurrence of the Effective Date. By contrast, resolution of most of the matters addressed in this Agreement shall require a significantly longer period that shall extend for a number of years after confirmation of the Plan. Performance of the obligations set forth in this Agreement is critical to the successful implementation of the Debtors’ Transformation Plan and is also vitally important to GM.
          WHEREAS, GM will work cooperatively with Delphi in good faith to address issues relating to competitiveness at the UAW Keep Facilities after the expiration of the current collective bargaining agreements referenced in the applicable Labor MOUs.
          WHEREAS, the effectiveness of this Agreement is conditioned on the approval of the Bankruptcy Court and the satisfaction of other conditions set forth herein.
          WHEREAS, as set forth in the Plan and the Confirmation Order, the Settlement Agreement and this Agreement are incorporated by reference in their entirety into the Plan and form integral parts thereof.
          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree as follows:

MRA-2

ARTICLE I
DEFINITIONS
     Section 1.01 “401K Matching” shall mean cash paid by Delphi related to company match of employee contributions to employee retirement accounts pursuant to the applicable collective bargaining agreement, to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.02 “Active Basic Life Insurance” shall mean Basic Life Insurance, as defined in the applicable collective bargaining agreement, expenses accrued by Delphi to fund cash reserves maintained by METLife (or any other basic life insurance provider used by Delphi), with respect to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.03 “Actual Adjustment” shall have the meaning ascribed to such term in section 3.03(a)(ii) of this Agreement.
     Section 1.04 “Actual Applicable Labor Reimbursement Percentage” shall be calculated (i) for the calendar years 2008 through 2014, by (x) subtracting from the aggregate net sales across all the UAW Keep Facilities for a given calendar year the greater of zero or the excess, if any, of the Non-GM Business during such calendar year over the Approved Annual Amount, (y) dividing the remainder by the aggregate net sales across the UAW Keep Facilities for such calendar year, and (z) multiplying the quotient by 100 (i.e., (annual net sales — (the greater of zero or (Non-GM Business minus Approved Annual Amount))/ annual net sales) x 100); and (ii) for the calendar year 2015, by (x) subtracting from the aggregate net sales across all the UAW Keep Facilities from January 1, 2015 through September 14, 2015 the greater of zero or the excess, if any, of the Non-GM Business during such period over the Approved Annual Amount, (y) dividing the remainder by the aggregate net sales across the UAW Keep Facilities from January 1, 2015 through September 14, 2015, and (z) multiplying the quotient by 100.
     Section 1.05 “Actual Pre-Effective Date Subsidy” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.06 “Adjusted Sale Proceeds” shall mean the amount of the Sale Proceeds from the sale of any of the Sale Businesses following and taking into account any post-closing adjustments related to Net Working Capital, future gainsharing mechanisms or any other adjustments provided for in any purchase agreement between Delphi and the buyer; provided that Delphi shall use commercially reasonable efforts to mitigate any unfavorable post-closing adjustments.
     Section 1.07 “Adjustment Determination Date” shall mean(a) the date or dates determination of any post-closing adjustments to the Sale Proceeds, including payments relating

MRA-3

to any gainsharing mechanism, should be known or can be determined, or (b) 30 days after any measurement or reassessment date of Net Working Capital.
     Section 1.08 “Adjustment Payment Calculation” shall have the meaning given in Section 4.04(i).
     Section 1.09 “Adjustment Payment Date” shall mean the date that is 30 days after Delphi’s delivery of an Adjustment Payment Calculation.
     Section 1.10 “Administrative Costs — National Benefit Center” shall mean accruals to fund a reserve to make cash payments by Delphi for administrative services provided for hourly employee benefit plans as applied to employees by the National Benefit Center for the period to which the calculation of the Labor Cost Amount applies.
     Section 1.11 “Adrian Facility” shall mean the facility located at 1450 East Beecher Street, Adrian, Michigan 49221.
     Section 1.12 “Affiliates” shall mean, with respect to any entity, any other entity directly or indirectly, controlling, controlled by or under direct or indirect common control with such entity.
     Section 1.13 “Agreement” shall have the meaning ascribed to such term in the Preamble of this Agreement.
     Section 1.14 “Anaheim Facility” shall mean the facility located at 1201 North Magnolia Avenue, Anaheim, California 92801.
     Section 1.15 “Anderson Facility” shall mean the facility located at 2620 East 38th Street, Anderson, Indiana 46016.
     Section 1.16 “Applicable Hours” shall mean the actual hours worked and estimated month end hours accrued consistent with current payroll processes for all active hourly employees (including straight time and overtime temporary employees, but excluding PRP Employees and employees in JOBs banks or on layoff or leaves) of Delphi at all Delphi Facilities for which Delphi is eligible to receive the labor reimbursement pursuant to section 4.01 hereof during any period referred to in section 4.01(c) hereof; provided, however, that hours worked by hourly employees of Delphi the cash expenditures in respect of which are not included in the definition of Labor Cost Amount shall not be Applicable Hours.
     Section 1.17 “Applicable Labor Reimbursement Percentage” shall mean (a) for any calendar month during the calendar year 2008, 100%; and (b) for any calendar month during the calendar years 2009 through 2015, the Actual Applicable Labor Reimbursement Percentage for the immediately preceding calendar year.
     Section 1.18 “Applicable Production Cash Burn Percentage” shall mean (x) for any month during which net sales to GM and GM’s direct and indirect tiered suppliers for GM production are 95% or more of such Support Facility’s total net sales, 100%; (y) for any month during which net sales to GM and GM’s direct and indirect tiered suppliers for GM production

MRA-4

are less than 95% of such Support Facility’s total net sales and such Support Facility has net sales to any other customer, the GM Percentage (as defined below); and (z) for any month in which a Support Facility has no net sales to any customer, the percentage that applied to the last month in which such Support Facility had net sales to any customer. “GM Percentage” shall mean the percentage of a Support Facility’s total net sales comprised by net sales to GM and GM’s direct and indirect tiered suppliers for GM production; provided, however, that for the last two (2) months of GM production at any Support Facility, the GM Percentage shall be the Applicable Production Cash Burn Percentage applicable to the month immediately preceding the last two months of GM production at such Support Facility.
     Section 1.19 “Applicable Workers’ Compensation” shall mean accrued expenses by Delphi for workers’ compensation claims related to workers’ compensation claims based on work performed on or after January 1, 2006, by hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.20 “Approved Annual Amount” shall mean (i) for calendar years 2008 through 2014, $240 million, unless GM and Delphi have otherwise agreed in writing, and (ii) for the period commencing on January 1, 2015 and ending on September 14, 2015, $170 million, unless GM and Delphi have otherwise agreed in writing.
     Section 1.21 “Article III Dispute” shall have the meaning ascribed to such term in section 3.10 of this Agreement.
     Section 1.22 “Assignment and Assumption Agreement — Industrial Revenue Bonds” shall have the meaning ascribed to such term in section 5.01(a)(vi).
     Section 1.23 “Assumed Liabilities” shall have the meaning ascribed to such term on Exhibit 1.23 to this Agreement.
     Section 1.24 “Athens Facility” shall mean the facilities consisting of two buildings located on U.S. Highway 31 South, Athens, Alabama 35611.
     Section 1.25 “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the Petition Date.
     Section 1.26 “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.
     Section 1.27 “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.
     Section 1.28 “Base Monthly Warranty Level” shall have the meaning ascribed to such term in section 4.02(e) of this Agreement.

MRA-5

     Section 1.29 “Bereavement Leave” shall mean cash paid by Delphi for paid time off for specified bereavement periods, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.30 “Booked Business” shall have the meaning ascribed to such term in section 3.01(b) of this Agreement.
     Section 1.31 “Business Closing Date” shall have the meaning set forth in section 4.06(a)(ii) of this Agreement.
     Section 1.32 “Business Optionee” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.33 “Business Optionees” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.34 “Business Optionor” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.35 “Business Outside Date” shall have the meaning set forth in section 4.06(a)(vi) of this Agreement.
     Section 1.36 “Business Transaction” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.37 “Brookhaven Facility” shall mean the facility located at 925 Industrial Park Road, Brookhaven, Mississippi 39601.
     Section 1.38 “BTAB Process” shall have the meaning ascribed to such term in section 4.03(b) of this Agreement.
     Section 1.39 “Cancellation Claims” shall have the meaning ascribed to such term in section 7.06(a) of this Agreement.
     Section 1.40 “Capital Procurement Agreement” shall mean the Capital Procurement Agreement, dated June 5, 2007, between GM and Delphi.
     Section 1.41 “Capital Procurement Payment” shall mean the amount due from Delphi to GM under that certain Capital Procurement Agreement dated June 5, 2007 pursuant to Delphi’s purchase of the New Tooling and Equipment (as defined in the Capital Procurement Agreement) from GM in connection with a sale of the Sandusky Business.
     Section 1.42 “Chapter 11 Cases” shall mean the cases commenced by the Debtors on October 8, 2005, and October 14, 2005, under the Bankruptcy Code in the Bankruptcy Court.
     Section 1.43 “Clinton Facility” shall mean the facilities located at 1001 Clinton Industrial Park, Clinton, Mississippi 39056.

MRA-6

     Section 1.44 “Closing Date” shall mean the date of closing of a sale of any of the Sale Businesses.
     Section 1.45 “COLA” shall mean cash paid by Delphi for Cost of Living Allowance, as defined in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount. The definition of the Labor Cost Amount shall not include COLA after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.46 “Columbus Facility” shall mean the facility located at 200 Georgesville Road, Columbus, Ohio 43228.
     Section 1.47 “Component Parts” shall have the meaning ascribed to such term in section 3.01(a) hereof.
     Section 1.48 “Confirmation Order” shall mean the order entered by the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and which shall, among other things, contain a finding by the Bankruptcy Court in connection with feasibility of the Plan that Delphi has or will have on the Effective Date the financial wherewithal to consummate all transactions contemplated by section 2.03(c) of the Settlement Agreement in accordance with the terms of such section and shall direct Delphi to consummate such transactions.
     Section 1.49 “Contract Term” shall have the meaning ascribed to such term in section 3.01(b).
     Section 1.50 “Contractual Savings” shall have the meaning ascribed to such term in section 3.03(c).
     Section 1.51 “Contribution Date” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.52 “Coopersville Facility” shall mean the facility located at 999 Randall Road, Coopersville, Michigan 49404.
     Section 1.53 “DAS” shall mean Delphi Automotive Systems LLC, a Delaware limited liability company.
     Section 1.54 “Debtors” shall mean Delphi Corporation and its subsidiaries and Affiliates operating as debtors and debtors-in-possession in the Chapter 11 Cases.
     Section 1.55 “Delphi” shall have the meaning ascribed to such term in the Preamble of this Agreement.
     Section 1.56 “Delphi Assets” shall mean all assets contributed or transferred to Delphi or its Affiliates at the Contribution Date.
     Section 1.57 “Delphi Automotive Systems Business” means the business conducted by the Delphi Automotive Systems Sector of GM at any time on or before the Contribution Date.

MRA-7

     Section 1.58 “Delphi Material Impact” shall have the meaning ascribed to such term in section 7.03(e) of this Agreement.
     Section 1.59 “Delphi Guaranty Parties” shall have the meaning ascribed to such term in section 7.03(a) of this Agreement.
     Section 1.60 “Delphi Notice” shall have the meaning ascribed to such term in section 7.03(e) of this Agreement.
     Section 1.61 “Delphi Parties” shall mean Delphi and any and all of its subsidiaries and Affiliates.
     Section 1.62 “Delphi Products” shall have the meaning ascribed to such term in section 5.09(a) of this Agreement.
     Section 1.63 “Delphi-Related Parties” shall mean the Debtors, the estates of the Debtors as created under Bankruptcy Code section 541, the Delphi Hourly-Rate Employees Pension Plan, the Delphi Health Care Program for Hourly Employees, the Delphi Life and Disability Benefits Program for Hourly Employees, any other Delphi pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
     Section 1.64 “Delphi Retained Employment Liabilities” shall mean all liabilities and obligations relating to employees and former employees at the Employment Transfer Facilities arising from acts or events relating to employment occurring on or before the date the Employment Transfer takes place (regardless of when any related claim is made), all Delphi obligations under the UAW Benefit Guarantee Term Sheet, all accrued or vested pension benefits, all Delphi obligations for retired employees or employees who are PRP participants, all WARN Act notice obligations arising from the transactions contemplated in section 4.06 hereof, and all Delphi obligations under the SAP and SAP-T. For the avoidance of doubt, obligations under Section 2.02(d) of the Settlement Agreement which are attributable to periods after the Employment Transfer Date shall be assumed by the applicable Employment Party.
     Section 1.65 “Delphi Supplier Cancellation Claims” shall have the meaning ascribed to such term in section 7.06(b) of this Agreement.
     Section 1.66 “Delphi Suppliers” shall mean any and all entities that supply components, component systems, goods, or services to Delphi Parties.
     Section 1.67 “Disability/Sickness & Accident” shall mean cash paid by Delphi for sickness and accident and accrued expense for extended disability, pursuant to the applicable collective bargaining agreement, to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.68 “Dispute Resolution Termination Date” shall have the meaning ascribed to such term in section 7.03(e) of this Agreement.

MRA-8

     Section 1.69 “DTI” shall have the meaning ascribed to such term in section 5.01(a)(i) hereof.
     Section 1.70 “Effective Date” shall have the meaning ascribed to such term in section 6.01 hereof.
     Section 1.71 “Employer Taxes” shall mean cash paid by Delphi for state unemployment taxes, federal unemployment taxes, and social security taxes related to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.72 “Employment Outside Date” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.73 “Employment Party” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.74 “Employment Transfer” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.75 “Employment Transfer Facility” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.76 “Encumbrance” shall mean: (i) with respect to the equity interests in the joint venture companies, any voting trust, shareholder agreement, proxy or other similar restriction; and (ii) with respect to any property or asset (including capital stock or other equity interests) any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction or a similar law relating to security interests in and over personal property).
     Section 1.77 “Environmental Matters Agreement” shall have the meaning ascribed to such term in section 5.01(a)(i) of this Agreement.
     Section 1.78 “Estimated Payment Amount” shall have the meaning ascribed to such term in section 3.03(a) of this Agreement.
     Section 1.79 “Excess Interiors Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Global Interiors & Closures Business, less (b) the lesser of (i) $91 million and (ii) the Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale), and less (c) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Interiors Proceeds be less than zero.
     Section 1.80 “Excess Labor Costs” shall mean (x) the product of the number of Applicable Hours multiplied by $26 and subtracted from (y) the Labor Cost Amount.

MRA-9

     Section 1.81 “Excess Sandusky Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Sandusky Business, less (b) the Capital Procurement Payment, less (c) the lesser of (i) $35 million and (ii) the Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale), and less (d) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Sandusky Proceeds be less than zero.
     Section 1.82 “Excess Steering Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Global Steering Business, less (b) the lesser of (i) $314.5 million and (ii) the Net Working Capital associated with the Steering Business as of the Closing Date (to the extent included as part of the sale), and less (c) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Steering Proceeds be less than zero.
     Section 1.83 “Existing Agreements” shall have the meaning ascribed to such term in section 3.01(a) of this Agreement.
     Section 1.84 “Financial Services Supply Agreement” shall have the meaning ascribed to such term in section 5.01(a)(iii) of this Agreement.
     Section 1.85 “Fitzgerald Facility” shall mean the facility located at 342 Perry Road, Fitzgerald, Georgia 31750.
     Section 1.86 “Flint East Facility” shall mean the facility located at 1300 Dort Highway, Flint, Michigan 48558.
     Section 1.87 “Flint West Facility” shall mean the facility located at North Chevrolet Avenue, Flint, Michigan 48555.
     Section 1.88 “Footprint Facilities” shall mean the UAW Footprint Facilities and the Kettering Facility.
     Section 1.89 “Global Interiors & Closures Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in their global latches and door modules, cinching latches and strikers (except as set forth below), and instrument panels and cockpit modules business, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such business: real property, personal property, inventory, contracts, administrative assets, permits, intellectual property, technical documentation, goodwill, interests in all joint ventures and any sale proceeds with respect to a sale of any of the foregoing (excluding de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business (subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash, cash equivalents and accounts receivable, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to

MRA-10

applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided, however, that in no event shall a Business Optionee or GM be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Affiliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) to the extent not primarily used in connection with such business; (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, (M) the Columbus real property, (N) real property and inventory at Vandalia, Ohio and Grossepetersdorf, Austria, (O) all shared technical center or sales office properties, and (P) all assets relating to: (i) HVAC products, including condenser radiator form modules, (ii) power products, and (iii) any integral cinching latch, advanced development power cinching striker and advanced development power cinching latch products.
     Section 1.90 “Global Sourcing” shall mean, for purposes of this Agreement only, the transfer of production by GM of any Component Part to a new supplier.
     Section 1.91 “Global Steering Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in their global steering and halfshaft businesses, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such businesses: real property, personal property, inventory, accounts receivable, contracts, administrative assets, permits, intellectual property, technical documentation, goodwill, interests in all joint ventures (other than Korea Delphi Automotive Systems Corporation (“KDAC”)) and any sale proceeds with respect to a sale of any of the foregoing (excluding (i) any proceeds received with respect to a disposition of any of Delphi’s interest in KDAC or any assets of KDAC and (ii) de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business (subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash and cash equivalents, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided that, in no event shall a Business Optionee or GM

MRA-11

be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Affiliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) to the extent not primarily used in connection with such business, (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, (M) real property located at Suzhou, China, Livorno, Italy and all shared technical center or sales office properties, (N) all properties, rights and obligations relating to the former facility of the Global Steering Business located at Cadiz, Spain (excluding any contract which may have been performed at the Cadiz facility but was transferred to another facility which is a part of the Global Steering Business) and (O) all assets, business lines, rights, contracts and claims of KDAC.
     Section 1.92 “GM GPSC” shall mean GM’s Global Purchasing and Supply Chain organization and any successor organization.
     Section 1.93 “GM Parties” shall mean GM and any and all of its subsidiaries and Affiliates.
     Section 1.94 “GM Purchase Order” shall mean a purchase order issued by GM or any and all of its Affiliates and accepted by DAS according to Standard GM Terms, it being agreed by the Parties that DAS shall be deemed to have accepted all such purchase orders accepted by the Delphi-Related Parties pursuant to Standard GM Terms; provided, however, that no purchase orders issued or to be issued by GM or any of its Affiliates to any Affiliate of Delphi that is not a Delphi-Related Party shall be a GM Purchase Order.
     Section 1.95 “GM-Related Parties” shall mean GM, each of its Affiliates, the General Motors Hourly-Rate Employees Pension Plan, the GM Health Care Program for Hourly Employees, the GM Life and Disability Benefits Program for Hourly Employees, any other GM pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
     Section 1.96 “GM Suppliers” shall mean any and all entities that supply components, component systems, goods, or services to GM Parties (excepting only the Delphi Parties).
     Section 1.97 “Grand Rapids Facility” shall mean the facility located at 21000 S.W. Burlingame, Wyoming, Michigan 40509.
     Section 1.98 “Guaranteed Agreements” shall have the meaning ascribed to such term in section 7.03(a) hereof.

MRA-12

     Section 1.99 “Holiday” shall mean cash paid by Delphi for specified holidays, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, but not to include any straight time or overtime payments for hours worked.
     Section 1.100 “Home Avenue Facility” shall mean the facility located at 2701 Home Avenue, Dayton, Ohio 45417.
     Section 1.101 “IAM MOU” shall mean the “IAM-Delphi GM Memorandum of Understanding-Delphi Restructuring” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IAM, including all attachments and exhibits thereto and all IAM-Delphi collective bargaining agreements referenced therein as modified.
     Section 1.102 “IBEW MOUs” shall mean the “IBEW-Delphi Powertrain-GM Memorandum of Understanding — Delphi Restructuring” and the “IBEW-Delphi Electronics & Safety — GM Memorandum of Understanding — Delphi Restructuring,” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IBEW, including all attachments and exhibits thereto and all IBEW-Delphi collective bargaining agreements referenced therein as modified.
     Section 1.103 “Including” or “including” shall mean including without limitation.
     Section 1.104 “Income Tax Allocation Agreement” shall have the meaning ascribed to such term in section 5.01(a)(iv) of this Agreement.
     Section 1.105 “Independence Week” shall mean cash paid by Delphi for the Independence Week, as defined in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, but not to include any straight time or overtime payments for hours worked. The definition of the Labor Cost Amount shall not include Independence Week after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.106 “Information” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.107 “Initial Payment Date” shall mean the later of the Effective Date and January 2, 2008.
     Section 1.108 “Initial Sale Proceeds” shall mean the amount of the Sale Proceeds from the sale of each of the Sale Businesses calculated as of the Closing Date without taking into account any post-closing adjustments.
     Section 1.109 “Intellectual Property Contracts Transfer Agreement” shall have the meaning ascribed to such term in section 5.01(a)(ix) of this Agreement.
     Section 1.110 “Intellectual Property License Agreement” shall have the meaning ascribed to such term in section 5.01(a)(x) of this Agreement.

MRA-13

     Section 1.111 “Intellectual Property Transfer Agreement” shall have the meaning ascribed to such term in section 5.01(a)(xi) of this Agreement.
     Section 1.112 “Interiors Advance” shall have the meaning ascribed to such term in section 4.04(c)(i) of this Agreement.
     Section 1.113 “Invoice Delivery Date” shall mean (a) December 1, 2007 for the Interiors Advance, the Sandusky Advance and the Steering Advance; (b) 5 days prior to any Closing Date for payments owing under subsection 4.04(b)(i) or (b)(ii), (c)(ii), (d)(i) or (ii), (e)(ii), (f)(i) or (ii) or (g)(iii); and (c) 30 days after the end of each calendar year for adjustments under 4.04(g)(ii).
     Section 1.114 “IP License” shall mean the intellectual property license agreement between Delphi and GM, dated as of September 6, 2007.
     Section 1.115 “IUE-CWA” shall mean the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America and its applicable local unions.
     Section 1.116 “IUE-CWA Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.117 “IUE-CWA Keep Facilities” shall mean the Brookhaven Facility, the Clinton Facility, and the Warren Facility.
     Section 1.118 “IUE-CWA MOU” shall mean the IUE-CWA-Delphi-GM Memorandum of Understanding - Delphi Restructuring, entered into as of August 5, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IUE-CWA, Delphi, and GM, and all attachments thereto and the IUE-Delphi National Agreement referenced therein as modified.
     Section 1.119 “IUOE MOUs” shall mean the “IOUE Local 18S-Delphi-GM Memorandum of Understanding — Delphi Restructuring,” the “IUOE Local 101S-Delphi-GM Memorandum of Understanding - Delphi Restructuring,” and the “IUOE Local 832S-Delphi-GM Memorandum of Understanding — Delphi Restructuring,” all entered into as of August 1, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IUOE, including all attachments and exhibits thereto and all IUOE-Delphi collective bargaining agreements referenced therein as modified.
     Section 1.120 “Jury Duty” shall mean cash paid by Delphi for paid time off for specified periods of jury duty, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.121 “Kettering Facility” shall mean the facility located at 2000 Forrer Boulevard, Kettering, Ohio 05420.
     Section 1.122 “Kokomo Facility” shall mean the facility located at 1800 East Lincoln, Kokomo, Indiana 46904.

MRA-14

     Section 1.123 “Labor Cost Amount” shall mean Delphi’s aggregate expense for the Labor Cost Line Items attributable to all hourly employees (including temporary employees, inactive employees, employees on layoff or leaves or in JOBs banks, but excluding PRP Employees) of Delphi at all Delphi facilities for which Delphi is eligible to receive the labor reimbursement pursuant to section 4.01 hereof during any period referred to in section 4.01(c) hereof; provided, however, that cash expenditures or accruals for Profit Sharing shall not be included in calculations of the Labor Cost Amount for periods after the Red Circle Period; provided further that with respect to any facility at which production for GM and GM’s direct and indirect tiered suppliers ceases after October 1, 2007, beginning twenty (20) calendar days after the termination of GM production at any facility for which Delphi is receiving a labor subsidy under section 4.01 hereof, no cash expenditures other than for Supplemental Unemployment Benefits, Severance, and PAYGO Health Care (but only in respect of those hourly employees at such facility who are receiving Supplemental Unemployment Benefits) shall be included in calculations of the Labor Cost Amount in respect of such facility; provided further that if Delphi has not obtained GM’s consent in writing prior to hiring any hourly employees at UAW Keep Sites after April 5, 2007 (which consent shall not be unreasonably withheld), then cash expenditures or accruals for any hourly employee hired by Delphi after April 5, 2007, at UAW Keep Sites shall not be included in calculations of the Labor Cost Amount for any periods unless (a) GM later consents in writing to any such hiring, which consent shall not be unreasonably withheld, and (b) with respect to any temporary employee who is converted to permanent employment status, Delphi has notified GM in writing as soon as practicable after Delphi’s receipt of a request from the applicable union to convert such temporary employee to permanent employment status, but in no event later than two (2) weeks prior to the date such proposed conversion would occur; and, provided further, that in the event Delphi fails to seek GM’s consent to the hiring of temporary employees at UAW Keep Facilities, cash expenditures and accruals for such hourly temporary employees shall be included in the calculations of the Labor Cost Amount. In the absence of GM’s written consent, no amount shall be included in the Labor Cost Amount that is based on an increase in benefits or payment rates or requirements over those required by the terms of the applicable collective bargaining agreements (as modified by the applicable Labor MOU) in effect as of the Effective Date. Although it is the intent of the Parties that the Labor Cost Amount be based on cash cost, the Parties recognize that for administrative ease expenses or accruals are used instead of cash cost in some instances to measure certain of the Labor Cost Line Items. The Parties believe that amounts calculated based on expense or the accrual method should equal amounts calculated based on a cash method within a period not to exceed one (1) year. If either Party determines that these amounts do not equal each other within a period not to exceed one (1) year, the Parties shall consult to reach a mutually agreeable resolution to effect the intent of the Parties.
     Section 1.124 “Labor Cost Line Items” shall mean Active Basic Life Insurance, Straight Time, COLA, Overtime Premium, Night Shift Premium, Independence Week, Vacation, Holiday, Bereavement Leave, Jury Duty, Military Leave, Profit Sharing, Suggestion Awards, Performance Bonus, Employer Taxes, Applicable Workers’ Compensation, PAYGO Health Care, Supplemental Unemployment Benefits, Severance, Disability/Sickness & Accident, Administrative Costs — National Benefit Center, 401(k) matching, Training and Legal, and any other items that the Parties may mutually agree upon in writing (which may include grievance financial settlements) in order to reflect their intent that Delphi’s Labor Cost Amount at Delphi facilities for which Delphi is entitled to receive a subsidy based on the Labor Cost Amount under

MRA-15

section 4.01 be capped at $26 per hour (subject to certain exclusions from the cost line items); provided, however, that Supplemental Unemployment Benefits (including any PAYGO Health Care associated therewith) and Severance shall not be included with respect to any of the Wind-down Facilities or Footprint Facilities.
     Section 1.125 “Labor MOUs” shall mean the UAW MOU, the IUE-CWA MOU, the USW MOUs, the IAM MOU, the IBEW MOUs, and the IUOE MOUs, collectively.
     Section 1.126 “Laurel Facility” shall mean the facility located at 1 Thames Avenue, Laurel, Mississippi 39440.
     Section 1.127 “Lockport Facility” shall mean the facility located at 200 Upper Mountain Road, Lockport, New York 14094.
     Section 1.128 “Master Separation Agreement” shall have the meaning ascribed to such term in section 5.01(a)(i) of this Agreement.
     Section 1.129 “Military Leave” shall mean cash paid by Delphi for paid time off for specified periods of military duty, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount for the time period included in calculating the Labor Cost Amount.
     Section 1.130 “Milwaukee E&C Facility” shall mean the south part of the facility located at 7929 South Howell Avenue, Oak Creek, Wisconsin 53154, which is dedicated to production of catalytic converters.
     Section 1.131 “Milwaukee E&S Facility” shall mean the north part of the facility located at 7929 South Howell Avenue, Oak Creek, Wisconsin 53154, which is dedicated to production of control modules (body, engine, powertrain and transmission) and other miscellaneous Component Parts.
     Section 1.132 “MNS-2 Payment” shall mean GM’s monthly payment to the Delphi Parties pursuant to GM’s Multilateral Netting System.
     Section 1.133 “Moraine Facility” shall mean the facility located at 3535 Kettering Boulevard, Moraine, Ohio 45439.
     Section 1.134 “Needmore Road Facility” shall mean the facilities located at (i) 3100 Needmore Road, Ohio 45414 and (ii) 1515 Cincinnati Street, Dayton, Ohio 45408.
     Section 1.135 “Net Working Capital” shall mean the sum of accounts receivable and inventory less accounts payable.
     Section 1.136 “Night Shift Premium” shall mean cash paid by Delphi for the shift premium, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, for working on specified shifts.

MRA-16

     Section 1.137 “Non-GM Business” shall mean, during any given time period, the aggregate net sales, across all the UAW Keep Facilities, that are not attributable to GM or GM’s direct and indirect tiered suppliers.
     Section 1.138 “Non-Income Tax Indemnification Agreement” shall have the meaning ascribed to such term in section 5.01(a)(v) of this Agreement.
     Section 1.139 “OE” shall mean original equipment.
     Section 1.140 “OE Parts" shall mean original equipment parts.
     Section 1.141 “Olathe Facility” shall mean the facility located at 400 West Dennis Avenue, Olathe, Kansas 66061.
     Section 1.142 “Option Designee” shall have the meaning ascribed to such term in section 4.06(a) hereof.
     Section 1.143 “Outstanding GM Purchase Order” shall have the meaning ascribed to such term in section 3.01(a) of this Agreement.
     Section 1.144 “Overtime Premium” shall mean cash paid by Delphi for the overtime premium, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.145 “Paid Pre-Effective Date Subsidy” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.146 “Party” or “Parties” shall have the meanings ascribed to such terms in the Preamble of this Agreement.
     Section 1.147 “PAYGO Health Care” shall mean health care accrual expenses related to Delphi’s applicable collective bargaining agreements, during the time period included in calculating the Labor Cost Amount for hourly employees.
     Section 1.148 “Performance Bonus” shall mean cash paid by Delphi for the additional pay based on qualified earnings, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount for the time period included in calculating the Labor Cost Amount.
     Section 1.149 “Permitted Encumbrance” shall mean: (i) security interests relating to vendor tooling arising in the ordinary course of business and not delinquent; (ii) any Encumbrance that may be created by or on behalf of GM, its affiliates or the Business Optionee; (iii) in relation to real property: (a) Encumbrances relating to any current real estate or ad valorem taxes or assessments not yet delinquent or being contested in good faith by appropriate proceedings; provided that Delphi provides GM with a specific indemnity with respect to such taxes or assessments; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of law or statute in the ordinary course of business for obligations which are not delinquent and which will be paid or discharged prior to the Business Closing Date

MRA-17

in the ordinary course of business; (c) matters which an ALTA survey, or a similar survey in any other country, would disclose (other than the failure of the applicable Business Optionee to own the relevant real property); (d) rights of the public and adjoining property owners in streets and highways abutting and adjacent to the real property; (e) easements, covenants, restrictions and other encumbrances of public record (provided that in the event any such Encumbrance relates to a sum owed, the applicable Business Optionor shall indemnify GM and the applicable Business Optionee against any costs or expenses arising therefrom); and (f) such other Encumbrances, the existence of which, in the aggregate, would not materially interfere with or materially affect the use of the respective underlying asset to which such Encumbrances relate as used on the Business Closing Date; and (iv) in the case of equity interests in the joint venture companies, restrictions contained in the joint venture agreement, shareholders agreement or related agreements affecting such equity interests.
     Section 1.150 “Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, association, trust, business trust, government, governmental subdivision, or other entity of any type whatsoever.
     Section 1.151 “Petition Date” shall mean, as applicable, (a) October 8, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date or (b) October 14, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date.
     Section 1.152 “Plan” shall mean the chapter 11 plan of reorganization proposed by the Debtors in the Chapter 11 Cases, the terms of which are acceptable to GM, which was filed with the Bankruptcy Court on September 6, 2007, and to which this Agreement is attached as Plan Appendix 7.20(a).
     Section 1.153 “Possessor” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.154 “Pre-Effective Date Subsidy Statement” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.155 “Price Down Arrangements” shall have the meaning ascribed to such term in section 3.03(a) of this Agreement.
     Section 1.156 “Prior Relationship” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.157 “Production Cash Burn” for each facility shall mean, during a given period of time, the sum of all cash expenditures and, to the extent expressly indicated on Exhibit 4.02(b) hereto, accrued expenses by Delphi at any Support Facility for items marked “Included” on Exhibit 4.02(b) hereto less net sales attributable to such Support Facility (for the avoidance of doubt, any cash expenditures or accruals by Delphi for items marked as “Excluded” on Exhibit 4.02(b) hereto shall not be included in the calculation of Production Cash Burn); provided, however, that, sixty (60) calendar days after the termination of GM production at a Support Facility, Production Cash Burn for such Support Facility shall mean the sum of all cash expenditures by Delphi attributable to hourly employees (including temporary employees, but

MRA-18

excluding PRP Employees) of Delphi at such Support Facility for Severance, Supplemental Unemployment Benefits, and PAYGO Health Care (but only, in the case of PAYGO Health Care, in respect of those hourly employees at such Support Facility who are receiving Supplemental Unemployment Benefits during such period), if such sum is less than what Production Cash Burn would be for such Support Facility using the calculation described in the first clause of this sentence. With respect to the Flint East Facility, each invoice for Production Cash Burn shall exclude costs associated with warranty and recall, and costs in excess of $25,000 per month associated with quality issues and plant disruptions related to quality. As set forth on Exhibit 4.02(b) hereto, with respect to the Flint East Facility, Production Cash Burn shall include an additional payment equal to 6.5% of revenue derived from sale of VIDs manufactured for GM at the Flint East Facility. As set forth in Exhibit 4.02(b) hereto, for the purposes of determining Production Cash Burn, overhead shall be deemed to be a fixed 2.25% of net sales for all Support Facilities except for the Flint East Facility, the Sandusky Facility, the Saginaw Steering Facility, the Adrian Facility, and the Athens Facility where overhead shall be deemed to be 5.0% of net sales. As set forth in Exhibit 4.02(b) hereto, overhead shall be substituted for SG&A and allocated items which are marked “excluded-captured in % of sale” in Exhibit 4.02(b) hereof.
     Section 1.158 “Profit Sharing” shall mean cash payments for Profit Sharing paid pursuant to the applicable collective bargaining agreement, to hourly employees.
     Section 1.159 “Proposed Purchaser” shall have the meaning set forth in Section 4.06(a)(xiv) of this Agreement.
     Section 1.160 “PRP Employees” shall mean all employees of Delphi who are participating in a pre-retirement program under any Delphi attrition program.
     Section 1.161 “Red Circle Period” shall mean the period from October 1, 2006 through September 14, 2007.
     Section 1.162 “Reimbursement Adjustment Amount” shall mean the difference between the Applicable Labor Reimbursement Percentage of Excess Labor Costs for each calendar year and the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year.
     Section 1.163 “Related Parties” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.164 “Requestor” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.165 “Restructuring Dispute” shall mean one or more defaults or disputes between GM and any of the Debtors in which (i) the aggregate amount in controversy (including the monetary value or impact of any injunctive relief) exceeds $500,000 (five hundred thousand dollars) and (ii) the claims asserted require the application or construction of this Agreement or the provisions of the Plan relating to the subject matter of this Agreement. By way of clarification, it is not intended by the Parties that the term Restructuring Dispute shall include commercial disputes that arise in the ordinary course of business with respect to the various

MRA-19

current and future contracts pursuant to which any of the Delphi Parties supplies components, component systems, goods, or services to any of the GM-Related Parties.
     Section 1.166 “Retained Liabilities” shall have the meaning ascribed to such term on Exhibit 1.166 to this Agreement.
     Section 1.167 “Retention Period” shall mean ten (10) years from the Contribution Date, or for any longer period as may be required by any government agency, litigation (including applicable “Litigation Holds”), law, regulation, audit, or appeal of taxes, tax examination, or the expiration of the periods described in section 5.07(a) hereof, where applicable.
     Section 1.168 “Rochester Facility” shall mean the facility located at 1000 Lexington Avenue, Rochester, New York 14606.
     Section 1.169 “Saginaw E&C Assets” shall mean the Saginaw E&C Facility and the manufacturing equipment, test and development equipment, and other personal property which is owned by DAS LLC and located at the Saginaw E&C Facility that is necessary for the production of Component Parts for GM (excluding the assets identified on Exhibit 1.169 and any inventory).
     Section 1.170 “Saginaw E&C Facility” shall mean the facility located at 2328 East Genesee, Saginaw, Michigan 48601.
     Section 1.171 “Saginaw Steering Facility” shall mean the facility located at 3900 East Holland Road, Saginaw, Michigan 48601.
     Section 1.172 “Sale Businesses” shall mean the Global Interiors & Closures Business, the Global Steering Business and the Sandusky Business, and “Sale Business” shall mean any of the Sale Businesses individually.
     Section 1.173 “Sale Facility” or “Sale Facilities” shall mean the Adrian Facility, the Athens Facility, the Saginaw Steering Facility, and the Sandusky Facility.
     Section 1.174 “Sale Proceeds” shall mean the gross amount received from a third party purchaser for the purchase of any of the Sale Businesses, whether as a going concern or an asset sale, in whole or in part, whether through cash, promissory note, assumption of indebtedness or other valuable consideration, less reasonable amounts actually paid by Delphi for break-up fees or expense reimbursement payments and a success fee for Delphi’s investment banker.
     Section 1.175 “Sandusky Advance” shall have the meaning ascribed to such term in section 4.04(e)(i) of this Agreement.
     Section 1.176 “Sandusky Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in the wheel bearings business conducted at the Sandusky Facility, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such business: the Sandusky Facility, all personal property, inventory, contracts, administrative assets, permits, intellectual property used primarily in the bearings business which is operated at the Sandusky Facility,

MRA-20

technical documentation, goodwill, interests in all joint ventures, if any, and any sale proceeds received or due with respect to a sale of any of the foregoing (excluding de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business (subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash, cash equivalents and accounts receivable, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided that in no event shall a Business Optionee or GM be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Afilliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) primarily used in connection with such business, (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, and (M) manufacturing assets at Cadiz, Spain.
     Section 1.177 “Sandusky Facility” shall mean the facility located at 2509 Hayes Avenue, Sandusky, Ohio 44870.
     Section 1.178 “Separation Costs” shall mean costs incurred by Delphi as a direct consequence of the sale of the Sale Businesses for information technology separation costs and also unrecovered transition costs and unrecovered restructuring costs related to the sale of the Global Interiors & Closures Business, in an amount equal to $74 million and as more fully described on Exhibit 1.178 to this Agreement; provided, however, that Separation Costs shall be reduced by any amounts associated with line items on Exhibit 1.178 which the buyer specifically agrees to pay.
     Section 1.179 “SEPO” shall have the meaning ascribed to such term in section 5.11(a) of this Agreement.
     Section 1.180 “Settlement Agreement” shall mean the Global Settlement Agreement, dated September 6, 2007, by and between Delphi, on behalf of itself and certain of its subsidiaries and Affiliates, and GM.

MRA-21

     Section 1.181 “Severance” shall mean (x) for purposes of section 4.01 hereof, cash paid by Delphi for Severance Payments as specified in the workforce transition provisions of the Labor MOUs to hourly employees for the time period included in calculating the Labor Cost Amount, and (y) for purposes of section 4.02 hereof, cash paid by Delphi for Severance Payments as specified in the workforce transition provisions of the Labor MOUs to hourly employees for the time period included in calculating the Production Cash Burn.
     Section 1.182 “Standard GM Terms” shall mean the GM Terms and Conditions as revised in September 2004.
     Section 1.183 “Straight Time” shall mean cash paid by Delphi for the base wage, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in the calculating Labor Cost Amount.
     Section 1.184 “Steering Advance” shall have the meaning ascribed to such term in section 4.04(g) of this Agreement.
     Section 1.185 “Suggestion Awards” shall mean cash paid by Delphi during the time period included in calculating the Labor Cost Amount, for cost savings ideas submitted under the applicable suggestion plan program, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount.
     Section 1.186 “Supplemental Unemployment Benefits” shall mean (x) for purposes of section 4.01 hereof, cash payments made by Delphi in lieu of straight time wages to hourly employees on layoff from Delphi and other applicable benefits, pursuant to the applicable collective bargaining agreement, for the time period included in calculating the Labor Cost Amount, and (y) for purposes of section 4.02 hereof, cash payments made by Delphi in lieu of straight time wages to hourly employees on layoff from Delphi, pursuant to the applicable collective bargaining agreement, for the time period included in calculating the Production Cash Burn.
     Section 1.187 “Support End Date” shall mean the date that is the earlier of (x) the later of sixty (60) calendar days after the termination of GM production at the applicable facility or the last date on which Delphi makes any cash expenditure for any Severance, Supplemental Unemployment Benefits, or PAYGO Health Care (but only in respect of those hourly employees at such facility who are receiving Supplemental Unemployment Benefits) in respect of such facility, or (y) the date that responsibility for the operation of future production at such facility is transferred to any party other than Delphi and no bargaining unit employees at such facility remain as Delphi employees; provided, however, that no Support End Date shall be later than December 31, 2015.
     Section 1.188 “Support Facilities” shall have the meaning set forth in section 4.02(a) of this Agreement.
     Section 1.189 “Support Period” shall have the meaning set forth in section 4.02(a) of this Agreement.

MRA-22

     Section 1.190 “Tooling” shall have the meaning ascribed to such term in section 7.07(a) hereof.
     Section 1.191 “Trademark and Trade Name Agreement” shall have the meaning ascribed to such term in section 5.01(a)(viii) of this Agreement.
     Section 1.192 “Training and Legal” shall mean accrual expenses associated with national, local and health and safety (training funds) and all legal related cash flows as applicable (legal funds), as identified in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount. The definition of the Labor Cost Amount shall not include Training and Legal Funds cost after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.193 “Transformation Plan” shall have the meaning ascribed to such term in the Recitals of this Agreement.
     Section 1.194 “UAW” shall mean collectively the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its applicable local unions.
     Section 1.195 “UAW Footprint Facilities” shall mean the Flint East Facility, the Needmore Road Facility, and the Saginaw E&C Facility.
     Section 1.196 “UAW Keep Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.197 “UAW Keep Facilities” shall mean the Grand Rapids Facility, the Kokomo Facility, the Lockport Facility, and the Rochester Facility.
     Section 1.198 “UAW MOU” shall mean the “UAW-Delphi-GM Memorandum of Understanding — Delphi Restructuring” entered into as of June 22, 2007, as approved by the Bankruptcy Court on July 19, 2007, by and among Delphi, GM, and the UAW, including all attachments and exhibits thereto and the UAW-Delphi National Agreement referenced therein as modified.
     Section 1.199 “UAW Sale Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.200 “UAW Wind-down Facilities” shall mean the Anderson Facility, the Columbus Facility, the Coopersville Facility, the Fitzgerald Facility, the Flint West Facility, the Laurel Facility, the Milwaukee E&C Facility, the Milwaukee E&S Facility, the Olathe Facility, and the Wichita Falls Facility.
     Section 1.201 “Unrecovered Separation Costs” shall mean any portion of the Separation Costs not previously recovered by Delphi from Sale Proceeds, reducing as the Separation Costs are recovered by Delphi from Sale Proceeds in accordance with the provisions of section 4.04.

MRA-23

     Section 1.202 “Unsold Business” shall have the meaning set forth in Section 4.06(a)(i) of this Agreement.
     Section 1.203 “USW” shall mean collectively the United Steelworkers of America and its local unions which represent Delphi employees.
     Section 1.204 “USW MOUs” shall mean collectively the “USW- GM-Delphi Memorandum of Understanding — Vandalia Operations and Special Attrition Program” and the “USW-GM-Delphi Memorandum of Understanding — Home Avenue Operations and Special Attrition Program,” each entered into as of August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, by and among Delphi, GM, and the USW, including all attachments and exhibits thereto and all USW-Delphi collective bargaining agreements referenced therein as modified.
     Section 1.205 “Vacation” shall mean cash paid by Delphi during the time period included in calculating the Labor Cost Amount for paid vacation time off, pursuant to the applicable collective bargaining agreement, to hourly employees.
     Section 1.206 “Vandalia Facility” shall mean the facility located at 250 Northwoods Boulevard, Vandalia, Ohio 45377.
     Section 1.207 “Warranty Settlement Agreement” shall mean the Warranty, Settlement and Release Agreement and Covenant Not to Sue between Delphi and GM, dated as of August 14, 2007.
     Section 1.208 “Warren Facility” shall mean the eight (8) facilities located at the following locations: (i) Larchmont & North River Road, Warren, Ohio 44483; (ii) 5245 South Prospect Street, Rootstown, Ohio 44266; (iii) 500 West Main Street, Cortland, Ohio 44410; (iv) 4551 Research Parkway, Education Drive, Warren, Ohio 44483; (v) 408 Dana Street, Warren, Ohio 44483; (vi) 3400 Acropark Drive, Vienna, Ohio 44473; (vii) Griswold Street & Paige Avenue, Warren, Ohio 44483; and (viii) 650 Mondial Parkway, Streetboro, Ohio 44241.
     Section 1.209 “Wichita Falls Facility” shall mean the facility located at 8600 Central Freeway North, Wichita Falls, Texas 76305.
     Section 1.210 “Wind-down Facilities” shall mean the Anaheim Facility, the Anderson Facility, the Columbus Facility, the Coopersville Facility, the Fitzgerald Facility, the Flint West Facility, the Home Avenue Facility, the Laurel Facility, the Milwaukee E&C Facility, the Milwaukee E&S Facility, the Moraine Facility, the Olathe Facility, and the Wichita Falls Facility.

MRA-24

ARTICLE II
CERTAIN EXHIBITS TO BE FILED UNDER SEAL
     Section 2.01 Identification of Exhibits to the Filed Under Seal.
          (a) The Parties agree that certain documents attached as exhibits hereto contain sensitive and confidential business terms which, if publicly disclosed, could detrimentally affect the Debtors or GM. Certain of these documents contain detailed proprietary information describing certain aspects of the business relationship between the Parties and the Parties believe these documents contain sensitive and confidential information of a type not typically disclosed to the public or made available in the automotive industry. Moreover, certain of these documents contain confidentiality provisions which compel the Parties to maintain the confidentiality of the terms of such agreements.
          (b) The Parties agree to use commercially reasonable efforts to obtain approval by the Bankruptcy Court of an order authorizing the Parties to file the following exhibits hereto under seal:

-	Exhibit 1.23. Assumed Liabilities.

-	Exhibit 1.166. Retained Liabilities.

-	Exhibit 1.169. Excluded Saginaw Assets.

-	Exhibit 1.178. Separation Costs.

-	Exhibit 3.01(a). Price Down Arrangements and Related Matters.

-	Exhibit 3.01(a)(i). Outstanding GM Purchase Orders.

-	Exhibit 3.01(b). Recently Awarded Business.

-	Exhibit 3.02. Contract Extensions.

-	Exhibit 3.03(c). Changes in Manufacturing Location.

-	Exhibit 3.07. New Business Awards.

-	Exhibit 3.08(a). FOP Programs.

-	Exhibit 3.08(b). First Opportunity Process.

-	Exhibit 3.12. Sites Providing Product Identified in Exhibit 3.01(a) That Are on New Business Hold As of August 29, 2007.

-	Exhibit 4.02(b). Form of Monthly Invoice for the Aggregate Amount of the Applicable Cash Burn Percentage of Production Cash Burn Incurred at all Support Facilities.

-	Exhibit 4.02(i). Letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007.

-	Exhibit 4.06(a)(xiv). Proposed Purchaser.

MRA-25

ARTICLE III
REVENUE PLAN
     Section 3.01 Existing Agreements.
          (a) Unless otherwise expressly provided in this Agreement or the Settlement Agreement, GM and DAS shall continue to honor the terms and conditions of all existing GM Purchase Orders and other contractual agreements with any of the Debtors (including long term and lifetime contracts and other formal and verifiable agreements) in effect as of the Effective Date regarding the purchase and supply of motor vehicle related components and component systems (“Component Parts”), including all Component Parts that have been awarded to a Debtor pursuant to an award letter issued by GM and not rejected by a Debtor in writing within a commercially reasonable period of time not to exceed ten (10) business days, regardless of whether the production of Component Parts for such program has commenced (“Existing Agreements”); provided, however, that certain Existing Agreements shall be subject to the price reductions specified in Exhibit 3.01(a) to this Agreement. The term “Existing Agreements” includes all GM Purchase Orders issued to a Debtor by GM on or before the Effective Date that a Debtor has accepted in accordance with the Standard GM Terms, regardless of whether a Debtor has formally accepted the applicable GM Purchase Order in writing; provided, however, that “Existing Agreements” do not include the GM Purchase Orders and award letters which a Debtor has, in writing, rejected or otherwise declined to accept or which a Debtor has accepted subject to conditions which remain outstanding (each an “Outstanding GM Purchase Order”). Other than those purchase orders and award letters identified on Exhibit 3.01(a)(i), neither GM nor Delphi is aware of any Outstanding GM Purchase Orders. In the event that Outstanding GM Purchase Orders are identified by either Party following the execution of this Agreement, GM and Delphi shall cooperate to promptly resolve any disputes or open issues relating to such Outstanding GM Purchase Order. In the event that the Parties are unable to promptly resolve the disputes or open issues relating to such Outstanding GM Purchase Order, then such matters shall be resolved in accordance with section 3.10 of this Agreement. On the Effective Date Delphi hereby rescinds, those certain letters dated August 24, 2005, August 31, 2005 and March 31, 2006 along with any amendments and related correspondence, regarding Delphi’s requirement that all purchase order renewals and extensions be accepted in writing by authorized Delphi executives in order to be binding on Delphi. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that pursuant to section 7.03 of this Agreement all Existing Agreements shall be deemed assigned to DAS and, unless otherwise requested by Delphi, and consented to by GM, all GM Purchase Orders issued on or after the date hereof and before September 14, 2015, including confirming GM Purchase Orders issued pursuant to sections 3.02 and 3.03(c) of this Agreement and GM Purchase Orders issued in connection with business awarded pursuant to sections 3.04 through 3.07 of this Agreement, shall be issued to DAS.
          (b) The business covered by the Existing Agreements together with any business awarded pursuant to sections 3.04 through 3.06 of this Agreement, any business awarded pursuant to section 3.07 of this Agreement that shall be produced at UAW Keep Facilities or IUE-CWA Keep Facilities, and the business set forth on Exhibit 3.01(b) to this Agreement constitutes the “Booked Business.” On and after the Effective Date, the initial price for Booked Business that is subject to an Existing Agreement shall be the price set forth on the

MRA-26

relevant GM Purchase Order or, if there is no GM Purchase Order, the relevant award letter, all subject, as applicable, to section 3.03 below. The Existing Agreements for Booked Business are, and the GM Purchase Orders issued in connection with the Booked Business that is not yet subject to an Existing Agreement shall be, binding contracts for the “Contract Term” as defined in section 3.01(c) below.
          (c) The “Contract Term” for each Component Part manufactured at UAW Keep Facilities, whether subject to an Existing Agreement or to be awarded under section 3.04 or 3.07 below, is or shall be the life of the applicable program (the “UAW Keep Business”). The “Contract Term” for each Component Part manufactured at UAW Sale Facilities, whether subject to an Existing Agreement or to be awarded under section 3.04 or 3.07 below, is or shall be the life of the applicable program until each Sale Facility is sold (the “UAW Sale Business”). Additionally, in no event shall either the UAW Keep Business or the UAW Sale Business be subject to termination for convenience until after December 31, 2009 or such longer or shorter period expressly provided for in this Agreement, including the exhibits to this Article III. The “Contract Term” for each Component Part manufactured at IUE-CWA Keep Facilities, whether subject to an Existing Agreement or awarded under section 3.05 or 3.07 below (the “IUE-CWA Business”), is or shall be until October 12, 2011, and in any case shall not be subject to termination for convenience until after December 31, 2009 or such shorter or longer period expressly provided for in this Agreement, including the exhibits to this Article III. The “Contract Term” for all other Booked Business which is not UAW Keep Business, UAW Sale Business, or IUE-CWA Business is as set forth in this Agreement, including the exhibits to this Article III, and if not set forth in this Agreement, including the exhibits to this Article III, as set forth in the applicable Existing Agreement or as negotiated by the Parties in accordance with this Agreement.
     Section 3.02 Contract Extensions. GM and Delphi have negotiated extensions of certain Existing Agreements as set forth on Exhibit 3.02 to this Agreement. The applicable Existing Agreements are hereby amended to incorporate the terms set forth on Exhibit 3.02 to this Agreement, and GM shall issue confirming purchase orders to DAS in the course of GM’s normal business practices. To the extent that any confirming purchase order fails to reflect the terms set forth in Exhibit 3.02 to this Agreement or contains terms inconsistent with the terms set forth in Exhibit 3.02 to this Agreement, the terms of this Agreement shall control even if Delphi continues to ship the applicable Component Parts following the issuance of the confirming purchase order.
     Section 3.03 Price Down Arrangements.
          (a) Subject to the terms and conditions of this Agreement, GM and Delphi shall implement the price reductions specified on Exhibit 3.01(a) to this Agreement (the “Price Down Arrangements”) upon the occurrence of the Effective Date; provided, however, that on the Effective Date, Delphi shall make a payment to GM via wire transfer in immediately available funds in the amount of $75,000,000 (seventy five million dollars), which amount is estimated to be equal to the total of all Price Down Arrangements that GM would have received prior to the Effective Date had such Price Down Arrangements been implemented on the later of (x) January 1, 2007 or (y) such other date, if any, set forth on Exhibit 3.01(a) to this Agreement for the initial implementation of such price reductions (the “Estimated Payment Amount”).

MRA-27

          (i) Immediately following the Effective Date, the part number price changes associated with the Price Down Arrangements shall be activated within both the GM accounts payable system and the Delphi accounts receivable system. This activation will yield retroactive payment and billing adjustment detail that shall be shared by the Parties no later than the end of the month following the Effective Date.
          (ii) The subsequent MNS-2 payment due from GM to Delphi will capture the full impact of the Price Down Arrangements for the applicable prior periods (the “Actual Adjustment”) and, as such, will reduce the amount of the MNS-2 payment otherwise due from GM to Delphi by the amount of the Actual Adjustment. To ensure that Delphi receives full credit for the payment of the Estimated Payment Amount, GM shall reverse (i.e., credit) the amount of the Estimated Payment Amount within the GM accounts payable system to offset the Actual Adjustment, resulting in a net debit or credit, as appropriate, to the amount of the MNS-2 payment that is equal to the difference between the Actual Adjustment and the Estimated Payment Amount.
          (iii) GM and Delphi shall continue to reconcile the detail associated with the Actual Adjustment with a target completion date for such reconciliation of fifteen (15) days following the MNS-2 payment date on which the above described adjustment was made. Should a dispute arise regarding the amount of the Actual Adjustment that cannot be resolved within a commercially reasonable period of time, at either Party’s election, such dispute shall be resolved in accordance with section 3.10 of this Agreement.
          (b) The Price Down Arrangements which are calculated on a percentage basis are intended to create annualized savings in the amount of the applicable percentage as set forth in Exhibit 3.01(a) to this Agreement. For example, a Price Down Arrangement of two percent (2%) implemented on July 1 of a given year for a Component Part with a price on June 30 of the same given year of one hundred dollars ($100.00) will result in a new price on July 1 of ninety-eight dollars ($98.00) for such Component Part. (The foregoing example assumes that the pricing for the subject Component Part does not include any price escalation related to raw material price increases.) Such percentage-based Price Down Arrangements shall apply uniformly on a product-by-product basis unless otherwise noted in Exhibit 3.01(a) to this Agreement. The actual percentage of savings may vary from that set forth in Exhibit 3.01(a) to this Agreement based on volume and product mix. For those Price Down Arrangements calculated based on part number level unit price changes, as opposed to a percentage basis (as noted on Exhibit 3.01(a) to this Agreement), the specific price basis reductions shall control over the percentage specified in Exhibit 3.01(a) to this Agreement. For Component Parts where metal escalation is utilized, applicable Price Down Arrangements shall be applied using standard practices, whereby the price reductions are calculated from the base prices excluding those metals subject to escalation provisions.
          (c) Where specifically provided in Exhibit 3.01(a), DAS shall honor the price reductions provided for in Existing Agreements (the “Contractual Savings”) in addition to the applicable Price Down Arrangements. In addition, for each Component Part that is not identified

MRA-28

in Exhibit 3.01(a), DAS shall honor the Contractual Savings with respect to each such Component Part. GM is not entitled to receive, and shall not request or require, directly or indirectly, additional price reductions from DAS for the Component Parts identified in Exhibit 3.01(a) to this Agreement; provided, however, that GM is entitled to receive additional price reductions in connection with (i) technical, engineering and other cost savings initiatives in accordance with the terms of the Existing Agreements (other than those technical, engineering and cost savings initiatives identified on Exhibit 3.01(a) to this Agreement), and (ii) changes in manufacturing location (other than the changes in manufacturing locations identified on Exhibit 3.03(c) to this Agreement). DAS is entitled to receive price increases from GM for the Component Parts in connection with technical and engineering initiatives in accordance with the terms of Existing Agreements. Notwithstanding the foregoing, commercial discussions regarding directed-buy components shall be handled in the ordinary course of business between the Parties.
          (d) Other than as specifically identified on Exhibit 3.01(a), GM is not entitled to receive, and shall not request or require, directly or indirectly, price reductions from Delphi for any Component Parts manufactured at any of the Wind-down Facilities.
          (e) The applicable Existing Agreements are hereby amended to incorporate the Price Down Arrangements, and GM shall use commercially reasonable efforts to issue confirming purchase orders for currently impacted GM Purchase Orders within thirty (30) days of the Effective Date. Confirming purchase orders for future Price Down Arrangements shall be issued by GM in the course of GM’s normal business practices. To the extent that any confirming purchase order fails to reflect the terms set forth in Exhibit 3.01(a) to this Agreement or contains terms inconsistent with the terms set forth in Exhibit 3.01(a) to this Agreement, the terms of this Agreement shall control even if DAS continues to ship the applicable Component Parts following the issuance of the confirming purchase order.
     Section 3.04 New Business Awards at UAW Facilities. GM has agreed to award to Delphi certain new business under the terms identified in Exhibits A and A-1 of the UAW MOU, which is incorporated herein by reference, for production at the applicable UAW Facilities referenced therein. Consistent with the UAW MOU, Delphi shall place and keep all programs awarded to UAW Keep Facilities pursuant to this section 3.04 at the applicable UAW Keep Facilities for the lifetime of such programs.
     Section 3.05 New Business Awards at IUE-CWA Facilities. GM has agreed to award to Delphi certain new business under the terms identified in Exhibits A and A-1 of the IUE-CWA MOU, which is incorporated herein by reference, for production at the applicable IUE-CWA Facilities referenced therein. Consistent with the IUE-CWA MOU, Delphi shall place and keep all programs awarded to IUE-CWA Keep Facilities pursuant to this section 3.05 at the applicable IUE-CWA Keep Facilities until October 12, 2011 or such later date as is set forth in Exhibit 3.01(a) to this Agreement.
     Section 3.06 Reserved.
     Section 3.07 Other New Business Awards. GM shall award to Delphi the new business set forth on Exhibit 3.07 to this Agreement subject to agreement between the Parties on

MRA-29

the pricing and other business terms for such business as set forth in section 3.09 of this Agreement.
     Section 3.08 First Opportunity Process. GM shall provide Delphi with preferential bidding opportunities with respect to the business set forth in Exhibit 3.08(a) hereto pursuant to a first opportunity process, the terms and conditions of which are set forth in Exhibit 3.08(b) hereto.
     Section 3.09 Pricing and Other Business Terms for New Business Awards. Pricing and other business terms for the new business to be awarded pursuant to sections 3.04 through 3.07 of this Agreement, to the extent not already established, shall be established through good faith negotiations between the GM commercial team and the Delphi sales team with the intent to award the applicable business to Delphi on terms mutually acceptable to Delphi and GM. Negotiation of and agreement on terms of such new business awards shall take into consideration, among other items, (i) the labor and other applicable cost differentials between the Delphi U.S. manufacturing location where the applicable Component Parts will be manufactured, (ii) the Delphi non-U.S. manufacturing locations where the applicable Component Parts could be manufactured, (iii) the U.S. and non-U.S. manufacturing locations of Delphi’s competitors where the applicable parts could be manufactured and the relevant pricing available from such competitors, and (iv) the Parties’ respective obligations under the Labor MOUs. In the event that GM and Delphi are unable to reach agreement on pricing for any specific program or business award, negotiations regarding such pricing shall be resolved in accordance with section 3.10 of this Agreement. Except as expressly set forth herein, GM has not agreed to negotiate or waive Standard GM Terms with respect to new business awarded pursuant to sections 3.04 through 3.07 of this Agreement.
     Section 3.10 Dispute Resolution. In the event that a dispute arises among the Parties relating to any term or provision of Article III (an “Article III Dispute”), upon the written request of either Party, such Article III Dispute shall be referred to the applicable Purchasing Executive Director at GM and applicable Product Business Unit or Divisional Sales Director at Delphi for resolution in good faith. In the event that such directors are unable to resolve such Article III Dispute, such Article III Dispute shall be referred, at either Party’s written request, to the Group Vice-President, Global Purchasing and Supply Chain for GM and the appropriate Delphi Divisional President. If within ten (10) days after such referral, GM’s Group Vice-President, Global Purchasing and Supply Chain and the Delphi Divisional President are unable to resolve the Article III Dispute, the Article III Dispute shall be elevated, at either Party’s request, to either GM’s Chief Financial Officer or GM’s President of GM North America (at GM’s election) and either Delphi’s Chief Executive Officer or Delphi’s Chief Financial Officer (at Delphi’s election) for resolution. To the extent that the job title of any of the foregoing positions is changed, this section 3.10 shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
     Section 3.11 Limitations on Global Sourcing.
          (a) Other than Global Sourcing as a result of (i) a material breach of the applicable GM Purchase Order, subject to a commercially reasonable cure period under the

MRA-30

circumstances (understanding that there is no cure period for an actual interruption of GM assembly operations or the imminent threat of an interruption of GM assembly operations), or (ii) Delphi’s failure, after a commercially reasonable cure period under the circumstances, to remain technologically competitive (taking into consideration solely technology and not price) with respect to a given Component Part, GM shall not engage in Global Sourcing with respect to (x) UAW Keep Business, UAW Sale Business and IUE-CWA Business, each for the applicable Contract Term, and (y) for those Component Parts listed on Exhibit 3.01(a) for which GM has agreed to forbear from Global Sourcing, for the applicable forbearance period specified in Exhibit 3.01(a); provided, however, that nothing in this Agreement shall be construed to restrict GM in any way from Global Sourcing with respect to any other products or business. Notwithstanding anything to the contrary contained herein, GM’s ability to Global Source shall in all cases be consistent with the Labor MOUs.
          (b) Nothing in this Agreement, the UAW MOU, the IUE-CWA MOU, the USW MOU, or any Exhibits hereto prohibits or otherwise limits in any way GM’s ability to conduct benchmarking and/or market testing activities or enter into discussions, negotiations, and agreements (including, but not limited to, contingent supply agreements) regarding the production of Component Parts by any potential alternative supplier(s).
          (c) GM shall notify Delphi of its intent to Globally Source any UAW Keep Business or any IUE-CWA Business in accordance with section 3.11(a)(ii) above at least thirty (30) days prior to the scheduled implementation of such Global Sourcing. In the event that Delphi reasonably believes that such Global Sourcing is a breach of GM’s obligations under this Agreement, then at Delphi’s election the matter shall be resolved in accordance with section 3.10 of this Agreement and GM shall refrain from Global Sourcing until the thirty (30) day notice period has expired.
     Section 3.12 Bidding Opportunities. In addition to the business awards and bidding opportunities provided by the foregoing provisions of this Article III, where identified for specific Component Parts in Exhibit 3.01(a), Delphi shall be considered “Green” to the business plan through December 31, 2009 or such longer or shorter period set forth in Exhibit 3.01(a). Such “Green” rating requires that GM provide Delphi with the full opportunity to quote on the applicable new business, provided that the Delphi facility producing the applicable Component Part is not placed on “New Business Hold” in accordance with GM’s normal business practices utilized with other suppliers. GM agrees that as of the date of this Agreement and other than as specified on Exhibit 3.12 to this Agreement, no Delphi facilities producing the Components Parts identified in Exhibit 3.01(a) to this Agreement are on “New Business Hold.” GM shall consider Delphi’s bids for such business in accordance with GM’s normal business practices utilized with other suppliers. Delphi acknowledges and agrees that any sourcing of business pursuant to this section 3.12 shall be in GM’s sole discretion.

MRA-31

ARTICLE IV
FACILITIES PORTFOLIO
     Section 4.01 Labor Reimbursement.
          (a) Under the terms of, and pursuant to the process set forth in, this section 4.01, GM shall reimburse Delphi for certain labor costs as set forth below:
               (i) 50% of Excess Labor Costs for the Red Circle Period at the Keep Facilities, Sale Facilities, Footprint Facilities, and Wind-down Facilities;
               (ii) 100% of Excess Labor Costs for the period from September 15, 2007, through December 31, 2007, at the UAW Keep Facilities, the Sale Facilities, the UAW Footprint Facilities, and the UAW Wind-down Facilities; and
               (iii) The Applicable Labor Reimbursement Percentage of Excess Labor Costs at the UAW Keep Facilities for the period from January 1, 2008, through September 14, 2015; provided, however, that the amounts payable for December of each calendar year 2008 through 2014 and for September 2015 shall be decreased (in the event the Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year exceeds the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year) or increased (in the event the Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year is less than the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year) by the Reimbursement Adjustment Amount.
          (b) GM’s reimbursement of Excess Labor Costs described in section 4.01(a) of this Agreement shall be paid by GM pursuant to the following procedure:
               (i) Delphi shall endeavor to deliver to GM, no later than sixty (60) days before the Effective Date, an invoice reflecting actual Excess Labor Costs from October 1, 2006, through August 31, 2007. Delphi shall further endeavor to deliver to GM, no later than 30 days before the Effective Date, and no earlier than forty-five (45) days before the Effective Date, another invoice reflecting any actual Excess Labor Costs for all months after August 31, 2007, for which Delphi has closed its books, and Delphi’s good faith estimate of Excess Labor Costs for all subsequent periods through the Effective Date. GM shall pay amounts in such invoices containing all information and representations required by section 4.01(b)(iii) (the “Paid Pre-Effective Date Subsidy”) on the later of (i) the Effective Date, (ii) the date that is the first business day on or after the sixtieth (60th) day after Delphi’s delivery of the invoice described in the first sentence of this section 4.01(b)(i), or (iii) the date that is the first business day on or after the thirtieth (30th) day after Delphi’s delivery of the invoice described in the second sentence of this section 4.01(b)(i). Delphi shall recalculate, within sixty (60) days after the Effective Date or within twenty-four (24) days after the year-end close of Delphi’s books, whichever is later, the amount due for the period preceding the Effective Date based on actual Excess Labor Costs during that period and provide GM with a statement (the “Pre-Effective Date Subsidy Statement”)

MRA-32

showing the actual amount due under section 4.01(a) (the “Actual Pre-Effective Date Subsidy”). If the Actual Pre-Effective Date Subsidy exceeds the Paid Pre-Effective Date Subsidy, GM shall pay to Delphi the difference via wire transfer in immediately available funds within thirty (30) days of receipt of the Pre-Effective Date Subsidy Statement. If the Actual Pre-Effective Date Subsidy is less than the Paid Pre-Effective Date Subsidy, Delphi shall pay to GM the difference via wire transfer in immediately available funds within thirty (30) days of GM’s receipt of the Pre-Effective Date Subsidy Statement from Delphi.
               (ii) Following the Effective Date, Delphi shall invoice GM on a monthly basis for the Excess Labor Costs that GM is obligated to reimburse Delphi pursuant to section 4.01(a) of this Agreement. Delphi shall endeavor to deliver such invoices to the Director of Business Development at GM within twenty (20) days after month-end close of Delphi’s books (if the 20th day falls on a weekend or holiday, Delphi shall endeavor to deliver the invoice to GM by the next business day).
               (iii) Such monthly invoices and invoices described in section 4.01(b)(i) hereof shall be in the form set forth on Exhibit 4.01(a) to this Agreement and shall include all supporting documentation referenced in Exhibit 4.01(a) to this Agreement and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. GM and Delphi agree to work together in good faith to amend the form of invoices if necessary due to changed circumstances. In addition, unless Delphi otherwise consents, the invoices described herein and any information included in or specifically taken from such invoices, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, (i) shall be used solely for the purpose of confirming the amount of Excess Labor Costs and (ii) shall not be disclosed to any member of GM GPSC.
               (iv) Prior to December 1 of each year (including 2007), Delphi shall provide to GM a non-binding forecast of amounts that Delphi projects GM will be required to pay pursuant to this section 4.01 for the following two (2) calendar years, and GM and Delphi shall work together to update the first year of such forecast on a quarterly basis; provided, however, that the amount of GM’s obligation to pay any amount pursuant to this section 4.01 shall not be increased or decreased to equal any such forecast amounts, and Delphi’s right to receive payments from GM shall not be affected by the amount of such forecast amounts.
               (v) GM shall pay all amounts in each monthly invoice referred to in section 4.01(b)(ii) containing all information and representations required by this section 4.01(b) within twenty (20) days following receipt of the invoice or as otherwise agreed by GM and Delphi (if the 20th day falls on a weekend or holiday, GM shall pay Delphi on the next business day). Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.01 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.01 hereof.
          (c) Delphi shall (i) permit GM (excluding the members of GM GPSC) and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Excess Labor Costs, and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely

MRA-33

manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities, and (z) GM shall, before seeking to audit Delphi’s books and records regarding Excess Labor Costs, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM regarding Excess Labor Costs. In addition, unless Delphi otherwise consents, any and all information obtained by or through any audit of Delphi’s books and/or records by GM and/or its agents, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, (i) shall be used solely for the purpose of confirming the amount of Excess Labor Costs, and (ii) shall not be disclosed to any member of GM GPSC.
          (d) Delphi agrees to use commercially reasonable efforts to maximize the use of temporary employees and minimize the use of skilled labor, as work rules allow, with a goal of achieving a more competitive Labor Cost Amount, provided that Delphi’s right to receive payments from GM shall not be affected by any failure to achieve a more competitive Labor Cost Amount.
     Section 4.02 Production Cash Burn Breakeven.
          (a) With respect to any of the Sale Facilities or UAW Footprint Facilities (the “Support Facilities”) for which GM requires production at any time on or after January 1, 2008, GM agrees, under the terms and pursuant to the process set forth in this section 4.02, to reimburse Delphi for the Applicable Production Cash Burn Percentage of Production Cash Burn at such facility from January 1, 2008 (or such later date agreed to by GM and Delphi) through the Support End Date for such facility (a “Support Period”); provided, however, that to the extent that net sales attributable to any Support Facility exceed the sum of cash expenditures and accrued expenses included in the definition of Production Cash Burn for such Support Facility during its Support Period, such excess amount shall offset amounts that GM would otherwise pay in respect of other Support Facilities for which GM is reimbursing Production Cash Burn during such Support Period.
          (b) GM shall reimburse Delphi as required in section 4.02(a) of this Agreement pursuant to the following procedure:
               (i) Following the Effective Date, Delphi shall invoice GM on a calendar month basis for the aggregate amount of the Applicable Production Cash Burn Percentage of Production Cash Burn actually incurred at all Support Facilities during the applicable month. Delphi shall deliver the invoice to the Director of Business Development at GM by the 20th day of the month following each invoice period (if the 20th day of the month falls on a weekend or holiday, Delphi shall endeavor to deliver the invoice to GM by the next business day).
               (ii) Each monthly invoice for the aggregate amount of the Applicable Production Cash Burn Percentage of Production Cash Burn actually incurred at all Support Facilities shall be in the form of Exhibit 4.02(b) hereto, shall have attached as supporting detail an invoice for each Support Facility (also in the form of Exhibit 4.02(b) hereto), and include a

MRA-34

representation from Delphi that the attached supporting detail is substantially complete and substantially accurate in all respects. GM and Delphi agree to work together in good faith to amend the form of invoice if necessary due to changed circumstances.
               (iii) GM shall pay all amounts in each invoice containing all information and representations required by section 4.02(b)(ii) within thirty (30) days following receipt of the invoice or as otherwise agreed by GM and Delphi (if the 30th day following receipt of the invoice falls on a weekend or holiday, GM shall pay Delphi on the next business day). Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.02 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.01 hereof.
               (iv) If any monthly invoice submitted under this section 4.02 reflects an aggregate positive cash flow for all Support Facilities during the applicable month, the amount of the aggregate positive cash flow shall be a credit to GM solely against any future amounts GM owes Delphi pursuant to this section 4.02. For the avoidance of doubt, Delphi shall not be obligated to make any cash payment to GM with respect to any credit under this section 4.02 nor shall any credits under this section 4.02 be applied against any sums owed by GM under any other provision of this Agreement or any other agreement.
          (c) Delphi shall (i) with respect to the Flint East Facility, permit an outside auditor, at GM’s expense, to audit Delphi’s books and records relating to Production Cash Burn, (ii) with respect to all other Support Facilities, permit GM (excluding the members of GM GPSC) and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Production Cash Burn, and (iii) reasonably cooperate with GM and/or its agents in any such audit activities in a timely manner; provided, however, that (w) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (x) GM shall reasonably cooperate with Delphi and its agents in any such audit activities, (y) GM shall, before seeking to audit Delphi’s books and records regarding Production Cash Burn, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM regarding Production Cash Burn, and (z) any and all information obtained by or through any audit of Delphi’s books and records shall not be disclosed to any member of GM GPSC, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality. Notwithstanding anything contained herein, neither GM nor any of its agents shall be entitled to audit pursuant to this section 4.02(c) Delphi or Delphi’s books and records until GM has commenced making the payments required pursuant to section 4.02 hereof.
          (d) In consideration of GM’s acceptance of responsibility for certain Supplemental Unemployment Benefits and Severance at the Footprint Sites, GM shall receive a credit in the full amount of the first $10 million for which GM is responsible under this section 4.02. The monthly invoices delivered by Delphi pursuant to this section 4.02 shall reflect and shall be reduced by the amount of the $10 million credit, with the credit applied dollar for dollar against the first and each subsequent invoice until applied in full.

MRA-35

          (e) On or before the date on which payment pursuant to this section 4.02 would be due from GM to Delphi with respect to the invoice pertaining to December of any year, Delphi shall pay to GM, with respect to each Sale Facility (so long as it was also a Support Facility at any point during such year), via wire transfer in immediately available funds an amount (the “Warranty Cost Amount”) equal to one-third of the amount by which warranty costs associated with such facility during the portion of such calendar year such Sale Facility was a Support Facility exceeded an amount equal to the product of (x) the number of months during the year for which GM was obligated to cover warranty costs under Production Cash Burn and (y) 125% of (i) in respect of the Sandusky Facility, $0; (ii) in respect of the Adrian Facility, $0; (iii) in respect of the Saginaw Steering Facility, $1,148,000; and/or (iv) with respect of the Athens Facility, $20,000 (for each such facility, the “Base Monthly Warranty Level”), i.e.: one-third of (the warranty cost associated with the applicable facility for the portion of the current year the Sale Facility was a Support Facility — the number of months the Sale Facility was a Support Facility during the current year x 125% of Base Monthly Warranty Cost). If the warranty costs during any month in respect of any Sale Facility (so long as it is also a Support Facility) are more than the greater of $1 million or 200% of the Base Monthly Warranty Level, then, on or before the date on which payment pursuant to this section 4.02 would be due from GM to Delphi for such month, Delphi shall pay to GM via wire transfer in immediately available funds an amount equal to one-third of the amount by which the warranty costs exceed 125% of the Base Monthly Warranty Level; provided, however, that (i) the amount of any annual payment otherwise required to be made by Delphi pursuant to the first sentence of this section in respect of the year in which any monthly payment is made by Delphi pursuant to this sentence shall be reduced by the amount of any such monthly payment and (ii) if the aggregate amount of monthly payments made by Delphi pursuant to this sentence in any calendar year exceeds the amount of any annual payment otherwise required to be made by Delphi pursuant to the first sentence of this section in respect of such calendar year, GM shall pay to Delphi via wire transfer in immediately available funds within thirty (30) days of receipt by GM of the invoice under this section 4.02 for the month of December of such year an amount equal to such excess.
          (f) On or before December 1st of each year (including 2007), Delphi shall provide to the Director of Business Development at GM a forecast of Production Cash Burn for the following two calendar years for each Support Facility and GM shall review each forecast and provide any feedback on or before December 15th of each year. Actual Production Cash Burn shall be tracked against each annual forecast on a monthly basis. GM and Delphi shall work together to update each annual forecast on a quarterly basis for the current calendar year. The amount of GM’s obligation to reimburse Delphi pursuant to this section 4.02 shall not be increased or decreased to reflect any amounts forecasted pursuant to this section 4.02(f).
          (g) At GM’s direction, Delphi shall implement an incentive payment structure (the form and substance of which shall be subject to Delphi’s consent, which shall not be unreasonably withheld) separate from and in addition to Delphi’s current incentive payment structure, pursuant to terms designed by GM to meet certain objectives for Delphi’s salaried employees at the Support Facilities, and any amounts paid by Delphi under such incentive payment structure shall be included as part of cost for purposes of the Production Cash Burn calculation; provided, however, that nothing herein shall require GM to direct Delphi to implement an incentive payment structure, and payments made under an incentive payment

MRA-36

structure shall not be included as part of the Production Cash Burn calculation unless GM directs its implementation in writing.
          (h) On January 1, 2008, GM shall accelerate its payment terms (for all payments made by GM after such date) to “net 10 days” for products purchased by GM from Support Facilities that are not also Sale Facilities. The accelerated payment terms for each such Support Facility shall end on the Support End Date for such Support Facility.
          (i) GM and Delphi have agreed to work together to minimize excess and obsolete materials with respect to the Support Facilities in accordance with the letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007, which is attached hereto as Exhibit 4.02(i). GM and Delphi have further agreed to handle extended fabrication and material obligations as set forth in such letter.
          (j) Any inventory banks requested by GM at any Support Facility shall be produced by Delphi through the order schedule as outlined in section 4.02(h) of this Agreement. The size and build schedule for any such inventory banks shall be mutually agreed upon by GM and Delphi. GM shall purchase the inventory upon production by Delphi and receipt of an invoice, subject to “net 10 day” payment terms. At GM’s written direction, Delphi shall warehouse and maintain such inventory at GM’s cost.
          (k) Current GM contract terms, including pricing, shall remain in force with no pricing changes to be proposed for GM products produced at the Support Facilities, except as provided in Exhibit 3.01(a) to this Agreement.
          (l) Delphi shall use commercially reasonable efforts to minimize the Production Cash Burn at each Support Facility.
          (m) GM may, in its sole discretion, assist the Delphi purchasing organization, as requested by Delphi, in the negotiation and purchase of material for the Support Facilities after December 31, 2007.
          (n) After such time as GM makes its first payment to Delphi under this section 4.02, GM may, in its sole discretion, designate GM employee(s) or advisor(s), compensated by GM, to work at any Support Facility (except for the Flint East Facility) as advisors to Delphi to help minimize Production Cash Burn after (i) in the case of the Needmore Road Facility, the Saginaw E&C Facility, the Sandusky Facility, or the Adrian Facility December 31, 2007, and (ii) in the case of the Saginaw Steering Facility or the Athens Facility, December 31, 2008. As necessary to support GM’s efforts to reduce Production Cash Burn, Delphi shall provide such GM representatives with access to the operations of the Support Facilities (except for the Flint East Facility) as well as to the books and records relating to such Support Facilities. The GM representatives may also review ongoing expenditures at any such Support Facility during the Support Period for such Support Facility.
          (o) GM, with the concurrence of Delphi, which shall not be unreasonably withheld, may, but shall not be required to, extend employment offers to Delphi salaried employees affiliated with the products or operations of the Support Facilities after (i) in the case of any employee associated with the Flint East Facility, June 30, 2008, (ii) in the case of any

MRA-37

employee associated with the Needmore Road Facility and the Saginaw E&C Facility, December 31, 2007, (iii) in the case of any employee associated with the Saginaw Steering Facility or the Athens Facility, December 31, 2008, and (iv) in the case of any employee associated with the Sandusky Facility or the Adrian Facility, December 31, 2007; provided, however, that with respect to any Sale Facility, GM’s right to extend employment offers pursuant to this section 4.02(o) shall be suspended so long as there is a sale of such Sale Facility pending pursuant to a signed memorandum of understanding or purchase agreement. GM may, but shall not be required to, locate employees that GM hires under this section 4.02(o) at any Support Facility until such Support Facility is wound-down or its ownership is transferred to a party other than Delphi; provided, however, that no salaried employees employed by GM shall hold or be deemed by Delphi or GM to hold a managerial position at any Support Facility.
     Section 4.03 Sunset Requirements.
          (a) GM has agreed, pursuant to section B of and Attachment A to the UAW MOU, to, among other things, provide certain support so that Delphi shall no longer have responsibility for production operations or for employment of UAW-represented employees by dates specified in the UAW MOU in respect of the Saginaw Steering Facility, the Sandusky Facility, the Adrian Facility, the Flint East Facility, the Needmore Road Facility and the Saginaw E&C Facility. For the avoidance of doubt, GM shall have no obligations (and shall not be responsible for any liabilities) in respect of such facilities, other than obligations expressly set forth in the UAW MOU, this Agreement or the Settlement Agreement, or such obligations, if any, expressly set forth in any Existing Agreements. Delphi agrees that it shall not seek any compensation from GM, the UAW or any other party in consideration of Delphi’s cessation of responsibility pursuant to section B of the UAW MOU except as provided for in this Agreement, the Settlement Agreement or any Existing Agreements.
          (b) GM and Delphi acknowledge that Delphi expects to cease GM production at the Athens Facility on or before December 31, 2009. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component Parts which are manufactured at the Athens Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s Business Transfer Approval Board process (the “BTAB Process”). In the event the production of Component Parts for GM at the Athens Facility has not been completely relocated or sourced to other facilities by December 31, 2009 due to technical, sourcing or manufacturing- based impediments, and despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2009 date, GM and Delphi shall mutually discuss and reasonably cooperate to address any additional production that is necessary to support GM following such date. In connection with the closure of the Athens Facility, GM agrees to utilize commercially reasonable efforts to coordinate the timing of flowback opportunities in the most cost-effective manner practicable. Delphi agrees that a condition of any sale of the Athens Facility shall be that the buyer agrees in writing to comply with this section 4.03(b). GM agrees that there shall be no adverse economic impact to Delphi related to hourly and salaried separation costs and costs of moving equipment in connection with any closure of the Athens Facility, and GM shall be responsible for any such costs borne by Delphi. Delphi and GM agree that if the Athens Facility is sold, the buyer (who will reap the long-term benefit of closure of the Athens Facility) shall bear the entire economic impact of closure of the Athens Facility, including, without limitation, hourly and salaried separation costs

MRA-38

and costs of moving equipment, provided that GM shall provide flowback opportunities to GM locations or otherwise satisfy long-term employment commitments for approximately 390 Athens former Tier I employees.
          (c) GM and Delphi acknowledge that Delphi expects to close the Columbus Facility on or before December 31, 2007. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component Parts which are manufactured at the Columbus Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s BTAB Process, subject to Delphi’s right to close the Columbus Facility no later than December 31, 2008. In the event the production of Component Parts at the Columbus Facility will not be relocated or sourced to other facilities by December 31, 2007 due to technical, sourcing or manufacturing-based impediments, and GM desires that Delphi continue operations at the Columbus Facility to support GM production, despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2007 date, GM shall provide Delphi with sixty (60) days’ prior written notice and GM and Delphi shall use commercially reasonable efforts to expedite the relocation of production from the Columbus Facility, in which case Delphi shall continue to operate the Columbus Facility in support of GM’s production requirements until a date to be agreed upon by GM and Delphi, provided that Delphi shall not be obligated to operate such facility beyond December 31, 2008. In addition, the Parties agree to engage in good faith discussions regarding whether the Columbus Facility would be eligible for the Production Cash Burn subsidy under section 4.02 for the period after January 1, 2008. Delphi agrees that a condition of any sale of the Columbus Facility shall be that the buyer agrees in writing to comply with this section 4.03(c).
          (d) GM and Delphi acknowledge that Delphi expects to close the Milwaukee E&C Facility on or before December 31, 2007. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component Parts which are manufactured at the Milwaukee E&C Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s BTAB Process, subject to Delphi’s right to close the Milwaukee E&C Facility no later than December 31, 2008. In the event the production of Component Parts at the Milwaukee E&C Facility will not be relocated or sourced to other facilities by December 31, 2007 due to technical, sourcing or manufacturing-based impediments, and GM desires that Delphi continue operations at the Milwaukee E&C Facility to support GM production, despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2007 date, GM shall provide Delphi with sixty (60) days’ prior written notice and GM and Delphi shall use commercially reasonable efforts to expedite the relocation of production from the Milwaukee E&C Facility, in which case Delphi shall continue to operate the Milwaukee E&C Facility in support of GM’s production requirements until a date to be agreed upon by GM and Delphi, provided that Delphi shall not be obligated to operate such facility beyond December 31, 2008. In addition, the Parties agree to engage in good faith discussions regarding whether the Milwaukee E&C Facility would be eligible for the Production Cash Burn subsidy under section 4.02 for the period after January 1, 2008. Delphi agrees that a condition of any sale of the Milwaukee E&C Facility shall be that the buyer agrees in writing to comply with this section 4.03(d).
     Section 4.04 GM Working Capital Backstop for Sale Facilities.

MRA-39

          (a) The Parties agree that the provisions of this section 4.04 are intended to provide Delphi with an agreed upon minimum recovery of the working capital that Delphi has invested in the Sale Businesses. The exercise of any Unsold Business Option under section 4.06 of this Agreement (other than with respect to the Saginaw E&C Assets), including the occurrence of any deemed transfer pursuant to section 4.06(c) of this Agreement, constitutes a sale under the provisions of this section 4.04.
          (b) If the closing of the sale of the Global Interiors & Closures Business occurs on or before the Effective Date:
               (i) GM will pay to Delphi on the Initial Payment Date a payment equal to the lesser of (A) $91 million, and (B) 100% of the amount, if any, by which the estimated Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Global Interiors & Closures Business; or
               (ii) Delphi will pay to GM on the Closing Date 60% of the Excess Interiors Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (b)(i) and (b)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
          (c) If the closing of the sale of the Global Interiors & Closures Business has not occurred on or before the Effective Date:
               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the later of the Effective Date and January 2, 2008, the lesser of (A) $91 million and (B) 100% of the estimated Net Working Capital associated with the Global Interiors & Closures Business as of December 31, 2007 (the “Interiors Advance”).
               (ii) Upon the closing of a sale of the Global Interiors & Closures Business subsequent to GM making the Interiors Advance
                    (A) On the Closing Date, Delphi will pay to GM the amount of the Interiors Advance (which payment shall reduce the Interiors Advance to zero) by wire transfer in immediately available funds;
                    (B) On the Closing Date, GM will pay to Delphi the amount equal to the lesser of (x) $91 million, and (y) 100% of the amount, if any, by which the estimated Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments

MRA-40

have already been made, the Adjusted Sale Proceeds), which payment is not an advanced deposit, by wire transfer in immediately available funds; and
                    (C) Delphi will pay to GM on the Closing Date an amount equal to 60% of the Excess Interiors Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsection (c)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
          (d) If the closing of the sale of the Sandusky Business occurs on or before the Effective Date:
               (i) Delphi will first pay to GM on the Initial Payment Date the Capital Procurement Payment pursuant to the terms of the Capital Procurement Agreement.
               (ii) Subsequent to Delphi having paid the Capital Procurement Payment to GM, GM will pay to Delphi on the Initial Payment Date the amount, if any, by which (A) the lesser of (1) $35 million and (2) the estimated Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale) exceeds (B) the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Sandusky Business less the Capital Procurement Payment; or
               (iii) Delphi will pay to GM on the Closing Date 60% of the Excess Sandusky Proceeds, if any.
               (iv) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (d)(i) through (iii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
          (e) If the closing of the sale of the Sandusky Business has not occurred on or before the Effective Date:
               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the later of the Effective Date and January 2, 2008, the lesser of (A) $35 million and (B) 100% of the estimated Net Working Capital associated with the Sandusky Business as of December 31, 2007 (the “Sandusky Advance”).
               (ii) Upon the closing of a sale of the Sandusky Business subsequent to GM making the Sandusky Advance
                    (A) On the Closing Date, Delphi will pay to GM the amount of the Sandusky Advance (which payment

MRA-41

shall reduce the Sandusky Advance to zero) by wire transfer in immediately available funds.
                    (B) On the Closing Date, Delphi will pay to GM the Capital Procurement Payment pursuant to the terms of the Capital Procurement Agreement.
                    (C) Upon Delphi having paid the Capital Procurement Payment to GM, on the Closing Date, GM will pay to Delphi the amount, if any, by which (1) the lesser of (x) $35 million, and (y) the estimated Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale) exceeds (B) the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Sandusky Business less the Capital Procurement Payment, which payment is not an advanced deposit, by wire transfer in immediately available funds; or
                    (D) Delphi will pay to GM on the Closing Date 60% of the Excess Sandusky Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (e)(i) and (e)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date or December 31, 2007, as applicable, in accordance with the procedures set forth in section 4.04(i).
          (f) If the closing of the sale of the Global Steering Business occurs on or before the Effective Date:
               (i) GM will pay to Delphi on the Initial Payment Date a payment equal to the lesser of (A) $210 million, and (B) 66.6% of the amount, if any, by which the estimated Net Working Capital associated with the Global Steering Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Global Steering Business; or
               (ii) Delphi will pay to GM on the Closing Date 60% of the Excess Steering Proceeds.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (f)(i) and (f)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
          (g) If the closing of the sale of the Global Steering Business has not occurred on or before the Effective Date:

MRA-42

               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the later of the Effective Date and January 2, 2008, the lesser of (x) $210 million and (y) 66.6% of the estimated Net Working Capital associated with the Global Steering Business as of December 31, 2007 (the “Steering Advance”).
               (ii) Between the making of the Steering Advance and the Closing Date of any sale of the Steering Business, Net Working Capital will be reassessed as of the end of each calendar year in accordance with the procedures set forth in section 4.04(i) and any necessary adjustments to the Steering Advance will be made on the appropriate Adjustment Payment Date (A) in the case of an increase in the Steering Advance, through an additional advance deposit against accounts payable to Delphi and its U.S. Affiliates, and (B) in the case of a decrease in the Steering Advance, through repayment by Delphi of the amount of such reduction.
               (iii) Upon the closing of a sale of the Steering Business subsequent to GM making the Steering Advance
                    (A) On the Closing Date, Delphi will pay to GM the amount of the Steering Advance (which payment shall reduce the Steering Advance to zero) by wire transfer in immediately available funds;
                    (B) On the Closing Date, GM will pay to Delphi the amount equal to the lesser of (x) 210 million, and (y) 66.6% of the amount, if any, by which the estimated Net Working Capital associated with the Steering Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds), which payment is not an advanced deposit); or
                    (C) Delphi will pay to GM on the Closing Date an amount equal to 60% of the Excess Steering Proceeds, if any.
               (iv) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (g)(i) through (g)(iii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date or December 31, 2007, as applicable, in accordance with the procedures set forth in section 4.04(i).
          (h) On or before the applicable Invoice Delivery Date, Delphi shall deliver to GM its good faith estimate of the calculation of any estimated payment owing under section 4.04 along with any reasonably necessary and appropriate supporting financial statements and other information and, if applicable, a preliminary closing statement for any sale (collectively, the “Estimated Payment Calculation”). GM and/or Delphi shall pay all amounts owing with respect

MRA-43

to any Estimated Payment Calculation containing all information required by this section 4.04(h) on the dates such payments are due and owing under the terms of this section 4.04. Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.04(h) shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.01 hereof.
          (i) Within 20 days of each Adjustment Determination Date, Delphi shall deliver to GM the calculation of any adjustment owing under sections 4.04(a)-(g) along with all necessary and appropriate supporting financial statements and other information and, if applicable, a closing statement for any sale (collectively, the “Adjustment Payment Calculation”). The Adjustment Payment Calculation shall include all reasonably necessary supporting documentation and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. GM and/or Delphi shall pay all amounts owing under any Adjustment Payment Calculation containing all information and representations required by this section 4.04(i) on the applicable Adjustment Payment Date. Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.04(i) shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.01 hereof.
          (j) Delphi shall (i) permit GM and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Adjustment Payment Calculations, and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities, and (z) GM shall, before seeking to audit Delphi’s books and records regarding Adjustment Payment Calculations, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM regarding Adjustment Payment Calculations. In addition, unless Delphi otherwise consents, any and all information obtained by or through any audit of Delphi’s books and/or records by GM and/or its agents, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, shall be used solely for the purpose of confirming any Adjustment Payment Calculations.
          (k) As a condition of receiving payment of the Unrecovered Separation Costs in accordance with section 4.04, Delphi agrees that it will not obligate buyers of the Global Interiors & Closures Business, Global Steering Business or the Sandusky Business to pay such costs unless GM otherwise agrees.
          (l) To the extent required under either Existing Agreements or agreements which GM or any of the Delphi Parties enter into in the future, Delphi shall ensure that GM receives required production from the Global Interiors & Closures Business, the Sandusky Business and the Global Steering Business through the earlier of the Closing Date related to the sale of such business or the applicable Business Outside Date.

MRA-44

     Section 4.05 Additional Terms Regarding Sale Facilities.
          (a) GM shall have the right to consent to the identity of any buyer or buyers of all or any part of the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business which is sold as a going concern and to the amount of proceeds to be paid upon the sale or sales of any of such businesses if less than the Net Working Capital associated with the applicable business; provided, however, that the right to consent to the identity of any buyer or buyers shall not apply to any sale of assets that are no longer used for GM production, including the Athens Facility and Columbus Facility (at such time as such facilities are no longer used for GM production); and provided further, that any proceeds from the sale of such assets (except for the Athens Facility, the Columbus Facility and de minimis surplus asset sales) shall be treated as Sale Proceeds under section 4.04.
          (b) Delphi shall use commercially reasonable efforts to maximize the proceeds from and value of the Global Steering Business, Global Interiors & Closures Business, and the Sandusky Business (including working with GM to evaluate standalone options for such businesses or Facilities that are not sold on or prior to January 1, 2008); provided that nothing contained herein shall relieve GM of its obligation under section 4.06 hereof.
          (c) GM shall use commercially reasonable efforts to negotiate a revenue plan with potential buyers of the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business to facilitate sales of such facilities; provided, however, that GM shall not be obligated under any circumstances to enter into any such revenue plan.
          (d) With respect to the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business, as applicable, GM shall offer to any buyer of such facility or facilities to which GM consents under section 4.05(a) hereof, reimbursement of Excess Labor Costs for the period following the closing of the sale on terms that are substantially the same (and no less favorable to the buyer) as those set forth in section 4.01 of this Agreement.

MRA-45

     Section 4.06 Treatment of Unsold Businesses and the Transfer of Certain Employees.
          (a) Unsold Business Option
               (i) In accordance with the terms of this section 4.06, Delphi on behalf of itself and its applicable Affiliates (each a “Business Optionor” and collectively, the “Business Optionors”) hereby grants to one or more parties designated by GM in its discretion (each a “Business Optionee” and collectively, the “Business Optionees”), the options (each an “Unsold Business Option” and collectively, “Unsold Business Options”) to purchase the Global Steering Business, the Sandusky Business, the Global Interiors & Closures Business and the Saginaw E&C Assets (each an “Unsold Business” and collectively, the “Unsold Businesses”) each for $1.00, to be effectuated through one or more asset sales, stock or other equity interest sales, real estate leases, machinery and equipment leases (with respect to machinery and equipment located in facilities which are to be leased to the applicable Business Optionee) and assignments and assumptions (each a “Business Transaction” and collectively, the “Business Transactions”), or a combination thereof, as reasonably determined by the applicable Business Optionee (except to the extent Delphi is expressly entitled to determine the structure under this section 4.06).
               (ii) Each Business Transaction shall be structured such that the Business Optionee shall assume the Assumed Liabilities and Delphi and the Business Optionor, as applicable, shall retain the Retained Liabilities each with respect to the applicable Unsold Business. In addition, in connection with such Business Transaction, the Business Optionee shall offer employment to the U.S. salaried employees of the Unsold Business on terms substantially comparable in the aggregate to the terms of their employment with Delphi or its Affiliates for one year following the date of the closing of the applicable Business Transaction (the “Business Closing Date”), and, in the case of non-U.S. employees, the Business Optionee shall assume the employment contracts and all related obligations of the Unsold Business in accordance with applicable legal, works council and union agreement requirements. Also, the assets to be transferred in connection with each Business Transaction shall be accepted by the Business Optionee on an as-is, where-is basis. GM may designate only one Business Optionee at a time for each Unsold Business (unless Delphi otherwise consents, which consent shall not unreasonably be withheld), provided that GM may designate separate Business Optionees with respect to discrete regional operations or lines of business which are a part of the Unsold Business where such discrete regional operations or lines of business may reasonably be sold as a separate ongoing concern. The Business Optionee and GM shall be responsible for all costs associated with any such sales or, to the extent provided in section 4.06(a)(vii) below, the preparation therefor regardless of whether the sale to such Business Optionee closes.
               (iii) To the extent that an Unsold Business includes a contract or other obligations, including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit a Business Optionee or any of its Affiliates from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Delphi shall at the request of the applicable Business Optionee use commercially reasonable efforts to terminate such contract or obligations and, at the election of the applicable Business Optionee, such contract or obligation shall be excluded (at the cost

MRA-46

and expense of the Business Optionee) from the contracts and obligations being transferred or assumed by the Business Optionee pursuant to a Business Transaction; and in such case, Delphi, the applicable Business Optionor and GM shall use their respective commercially reasonable efforts to provide the Business Optionee with the rights and benefits of such excluded contract or obligation (other than with respect to joint ventures). To the extent that an Unsold Business includes a contract or obligations pursuant to which a third party has a preemptive or similar right to purchase any asset (including an equity interest in a joint venture) which constitutes a portion of the Unsold Business, Delphi shall use commercially reasonable efforts to cause such third party not to exercise such right and at the election of the applicable Business Optionee, such assets shall be excluded (at the cost and expense of the Business Optionee) from the assets being transferred or assumed by the Business Optionee pursuant to a Business Transaction; and in such case, Delphi, the applicable Business Optionor and GM shall use their respective commercially reasonable efforts to provide the Business Optionee with the rights and benefits of such asset (other than with respect to joint ventures). With respect to the Saginaw E&C Assets, Delphi shall be entitled to retain the working capital with respect to such Unsold Business.
               (iv) The Parties agree that in connection with a Business Transaction Delphi may as reasonably determined by Delphi in order to reduce the cost of the applicable Business Transaction, (A) transfer the assets to be sold in connection with an Unsold Business and Assumed Liabilities to be assumed in connection with the purchase of the Unsold Business to a newly-formed subsidiary with no other operations or operational history, and transfer the equity interests of such new subsidiary to the Business Optionee, or (B) in the case of wholly-owned subsidiaries that are engaged in no business other than the Unsold Business, transfer the equity interests of such subsidiaries to the Business Optionee. In no event shall the Business Optionee assume or otherwise become liable for any liabilities or obligations that are not Assumed Liabilities, Delphi and the Business Optionor shall, jointly and severally, indemnify, defend and hold GM and each Business Optionee harmless from and against all such liabilities. Notwithstanding anything to the contrary herein, the liabilities and obligations of any joint venture comprising part of an Unsold Business will not be affected by this Agreement and such liabilities and obligations shall remain liabilities and obligations of the joint venture, and Delphi and its Affiliates (other than the joint venture) shall have no liability or obligation with respect thereto.
               (v) Each Business Transaction shall be subject to customary and appropriate documentation reasonably acceptable to Delphi and the Business Optionee. The Business Optionor and Delphi shall jointly and severally warrant to the applicable Business Optionee that, other than assets excluded from the relevant Unsold Business definition, the assets and rights transferred to the Business Optionee, together with the rights and transition services provided for hereunder, are sufficient to operate the applicable Unsold Business in substantially the same manner as operated prior to the Business Closing Date. In addition, the Business Optionor shall provide a customary warranty to the Business Optionee that it is being transferred marketable title to all stock, equity interests and assets to be transferred to the Business Optionee, free and clear of all liens, claims and Encumbrances, subject only to Permitted Encumbrances. The Business Optionees and the Business Optionor shall take all commercially reasonable actions necessary to and shall execute and deliver, any documents or instruments, reasonably necessary to, perfect or confirm all transfers, assignments and assumptions in connection with each Business Transaction, including making all appropriate regulatory filings as soon as

MRA-47

practicable and obtaining all requisite regulatory approvals in advance of the Business Outside Date (as defined below); provided that in no event shall a Business Optionee be obligated to dispose of or divest itself of any line of business or restrict itself from engaging in a line of business in order to obtain any regulatory approvals. To the extent a third party consent or approval is not obtained with respect to any third party contract or agreement in connection with a Business Transaction, the applicable contract or agreement shall be excluded from the Business Transaction and Delphi shall and shall cause its Affiliates to use reasonable efforts to provide the benefits therefrom to the Business Optionee.
               (vi) Each Unsold Business Option may be exercised by a Business Optionee (A) with respect to the Global Interiors & Closures Business, the Sandusky Business and the Saginaw E&C Assets, on or after the earlier of (1) the date Delphi and GM agree in writing that Delphi’s marketing efforts have concluded for the applicable Unsold Business and (2) September 30, 2008; and (B) with respect to the Global Steering Business, on or after the earlier of (1) the date Delphi and GM agree in writing that Delphi’s marketing efforts have concluded for such business and (2) August 31, 2010; provided, however, that the Unsold Business Option with respect to each Unsold Business shall terminate and expire upon any sale of such Unsold Business by Delphi. In the event that an Unsold Business Option with respect to any of the Global Interiors & Closures Business, the Sandusky Business, and the Saginaw E&C Assets is not exercised on or before December 31, 2008, or if such option has been exercised but the applicable Business Closing Date has not occurred on or before December 31, 2008, the Unsold Business Option relating to the applicable Unsold Business shall terminate. In the event that an Unsold Business Option with respect to the Global Steering Business is not exercised on or before December 31, 2010, or if such option has been exercised but the Business Closing Date with respect to the Global Steering Business has not occurred on or before December 31, 2010, the Unsold Business Option relating to the Global Steering Business shall terminate. If the Unsold Business Option is exercised in accordance with this section 4.06, the exercising Business Optionee and Delphi shall take all commercially reasonable actions to close the applicable Business Transaction for such Unsold Business Option on or before the applicable termination dates provided for in the previous two sentences (each a “Business Outside Date” and collectively, the “Business Outside Dates”). The Unsold Business Option shall be exercised through notice to Delphi provided in accordance with section 7.19 hereof. Such notice shall be in writing. In addition, GM shall in writing notify Delphi of the identity of the Business Optionees as promptly as practicable, but in any event, at least 45 days prior to the applicable Business Closing Date.
               (vii) At each Business Optionee’s expense, such Business Optionee may begin preparations for the exercise of the Unsold Business Option, without any obligation to exercise such option (A) on or after April 1, 2008, with respect to the Global Interiors & Closures Business, the Sandusky Business, and the Saginaw E&C Assets, and (B) on or after April 1, 2010 with respect to the Global Steering Business, subject to, in each case, the execution of reasonable and customary confidentiality agreements. Delphi shall reasonably cooperate and assist any Business Optionee in its preparations and shall undertake such actions as such Business Optionee reasonably requests in order to complete such preparations, subject to reimbursement by the applicable Business Optionee of Delphi’s actual costs incurred relating to such preparations. Such preparations may include, without limitation, due diligence (including discussions regarding facilities relocation plans for stated facilities), information technology

MRA-48

systems conversion, payroll systems conversion, and inventory systems conversion, as well as other actions necessary or reasonably desirable in preparing for the establishment of each of the Global Steering Business, the Sandusky Business, the Global Interiors & Closures Business and the Saginaw E&C Assets as separate operating entities.
               (viii) Upon the applicable Business Closing Date, Delphi shall, except as provided in the following sentence, take all necessary and appropriate actions to allow the Business Optionee to acquire ownership or use of, or to receive the benefit of, as applicable, and the Business Optionee shall take all necessary and appropriate actions to receive and accept ownership, use or the benefit of, all contracts, leases, license agreements and other agreements with third parties, and all other assets (including all equipment, machinery and tools) owned by Delphi that are primarily used in the applicable Unsold Business. Ownership of all intellectual property primarily used in the operation of the applicable Unsold Business shall be transferred by Delphi (and/or the Business Optionor as appropriate) to GM. The Parties further agree that (A) with respect to any intellectual property transferred by Delphi that is used in any of Delphi’s or its Affiliates’ other businesses or facilities, GM grants to Delphi, with the right to sublicense to its Affiliates, successors, assigns and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under such intellectual property to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute all products of the type produced by Delphi or any of its Affiliates as of the Business Closing Date and any derivatives and/or re-use/extension thereof other than the GM products associated with the business acquired by the Business Optionee, and (B) with respect to any intellectual property retained by the Business Optionor or Delphi that is also used in connection with the applicable Unsold Business, the Business Optionor or Delphi, as appropriate, grants to GM, with the right to sublicense to its Affiliates, successors, assigns and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under such intellectual property to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute all products of the type produced by such Unsold Business as of the Business Closing Date and any derivatives and/or re-use/extension thereof. The provisions of subsections (A) and (B) hereof are sufficient to constitute a license and no further actions are required by any party to give effect to the terms thereof. GM shall release Delphi and the Business Optionor from any liabilities and obligations relating to the period commencing after the applicable Business Closing Date in connection with any production obligations under any applicable Purchase Orders or supply contracts to GM relating to the Unsold Business. If an Unsold Business Option is exercised, Delphi or the Business Optionor shall assist, at the Business Optionee’s cost (except for information technology costs to the extent Delphi has been compensated for such costs under section 4.04), in the conversion of the information technology, payroll and inventory systems at the applicable Unsold Business.
               (ix) If, in connection with a Business Transaction, a Business Optionee determines to lease an Unsold Business facility, such lease or leases (A) shall be “triple net”, (B) shall provide for no rent payments, (C) shall include an option exercisable at any time prior to the termination of such lease by the Business Optionee or its assignee, to purchase the such facility for $1.00 and (D) shall have a lease term until December 31, 2015 with two (2) four (4) year renewal options and contain such other terms which shall be reasonably acceptable to Delphi and the Business Optionee, and provided that the Business Optionee shall have the right

MRA-49

to terminate the applicable lease at any time without liability directly related to such termination on six (6) month’s prior written notice to Delphi. The Business Optionee shall remain responsible for any liabilities that arose under such lease prior to the termination thereof. Notwithstanding anything contained herein, the Parties expressly agree that in order for a Business Optionee to have the right to execute a lease of any facility in connection with an Unsold Business Option, Delphi shall have the right to require that all facilities, machinery and equipment that are a part of such Unsold Business (other than any such facilities, machinery or equipment which are owned by an entity, the equity of which would be directly or indirectly transferred to the Business Optionee) shall be leased to such Business Optionee under a lease on terms set forth in the first sentence of this section 4.06(a)(ix). With respect to any facility and machinery and equipment owned by an entity, the equity interests of which were transferred, directly or indirectly, to a Business Optionee, the Business Optionee shall have the right to transfer, no later than December 31, 2023, the applicable facility and machinery and equipment to the applicable Business Optionor or its designee for $1 upon six (6) months notice.
               (x) In connection with a Business Transaction, at a Business Optionee’s request, Delphi shall enter into reasonable and customary transition services agreements for up to a twelve (12) month period following the Business Closing Date to facilitate the operation of the applicable businesses after the exercise of such option, subject to the Business Optionee’s agreement to reimburse Delphi for its and its Affiliates actual costs and expenses incurred in providing such transition services. At the option of the Business Optionee, Delphi shall extend any such transition services agreement for an additional three month period, subject to the Business Optionee’s agreement to reimburse and compensate Delphi for one hundred and twenty-five percent (125%) of its and its Affiliates actual costs and expenses incurred in providing such transition services. Following the expiration of such additional three month period, at the option of the Business Optionee but upon at least 90 days prior written notice to Delphi, Delphi shall extend any such transition services agreement for an additional three month period, subject to the Business Optionee’s agreement to reimburse and compensate Delphi for one hundred and fifty percent (150%) of its and its Affiliates actual costs and expenses incurred in providing such transition services.
               (xi) In connection with the documentation of a Business Transaction, the applicable Business Optionee shall agree to supply products as by directed by Delphi or its Affiliates in connection with product warranty or product recalls for a period of six months after the Business Closing Date at factory-level cost plus engineering cost (without mark-up) for any warranty-related Retained Liabilities; thereafter the applicable Business Optionee shall agree to supply products to Delphi or its Affiliates in connection with product warranty or product recalls at 110% of factory-level cost plus engineering cost.
               (xii) Delphi and each applicable Business Optionor, jointly and severally, shall indemnify the applicable Business Optionee and GM against the Retained Liabilities, the Delphi Retained Employment Liabilities and all other obligations of Delphi or any Business Optionor hereunder to be performed in connection with any Business Transaction and GM and the applicable Business Optionee shall indemnify Delphi for all Assumed Liabilities and other obligations hereunder to be performed by the Business Optionee in connection with such Business Transaction. Delphi and each applicable Business Optionor shall jointly and severally cause to be paid or performed when due each of the Retained Liabilities to the extent

MRA-50

that the failure to do so would reasonably be expected to have an adverse impact or effect on GM, a Business Optionee or any of their respective Affiliates.
               (xiii) In connection with the exercise of any Unsold Business Option, and prior to the closing of any Business Transaction, GM shall cause any Business Optionee to consult with Delphi and, the Business Optionee may consult with Delphi and, provided that Delphi is given a reasonable opportunity to make the first communication, the Business Optionee may consult with any customers of such Unsold Business, to discuss the potential impact of any Business Transaction on the ongoing commercial relationship between such Unsold Business and any such customers.
               (xiv) With respect to the Saginaw E&C Assets, GM agrees to use commercially reasonable efforts to accomplish the completion of the sale of the Saginaw E&C Assets as soon as practicable following the Effective Date. In addition, GM agrees that (i) neither the proposed purchaser identified on Exhibit 4.06(a)(xiv) hereto (the “Proposed Purchaser”) nor any of its Affiliates shall be eligible to exercise an Unsold Business Option for the Saginaw E&C Assets and (ii) GM shall not and shall not permit the Business Optionee exercising the Unsold Business Option with respect to the Saginaw E&C Assets to directly or indirectly transfer any portion of the Saginaw E&C Assets to the Proposed Purchaser or any of its Affiliates within five (5) years of such transfer.
               (xv) GM agrees that in the event GM receives any consideration with respect to the designation of a Business Optionee pursuant to this section 4.06, the amount of such consideration shall be allocated between GM and Delphi as if such consideration was treated as Sale Proceeds pursuant to section 4.04 hereof.
          (b) Employment Transfer No Later than Employment Outside Date
               (i) Subject to the terms of this section 4.06 and in accordance with section B.3 of the UAW MOU, GM shall cause all the active and inactive bargaining unit employees (other than those who are participating in the PRP) at each of the Flint East, Needmore Road and Saginaw E&C Facilities (each an “Employment Transfer Facility” and collectively, the “Employment Transfer Facilities”) to transfer (each an “Employment Transfer” and collectively, the “Employment Transfers” ) to employment with a third party (each an “Employment Party” and collectively, the “Employment Parties”) no later than the time set forth in clauses (A), (B) and (C) below, respectively (each an “Employment Outside Date” and collectively, the “Employment Outside Dates”). In connection with each such Employment Transfer each such Employment Party shall receive an assignment of all of Delphi’s rights and obligations other than the Delphi Retained Employment Liabilities for all active and inactive bargaining unit employees at such Employment Transfer Facility and in connection therewith each Employment Party shall assume all of Delphi’s obligations other than those related to the Delphi Retained Employment Liabilities for all such active and inactive bargaining unit employees. The Parties further agree that upon such assumption Delphi shall be relieved and released from any liabilities or obligations other than the Delphi Retained Employment Liabilities to such active and inactive bargaining unit employees arising from and after the date of the applicable Employment Transfer. The time period for completion of the Employment Transfers are as follows:

MRA-51

                    (A) with respect to the Flint East Facility, commencing on October 1, 2007, and from time to time thereafter when Delphi notifies GM that Delphi’s employment requirements at Flint East are reducing, GM shall cause the Employment Party to hire the active and inactive bargaining unit employees at the Flint East Facility that Delphi no longer requires for its ongoing production;
                    (B) with respect to the Needmore Road Facility, on or after the earlier of 30 days after the cessation of OE Part production at the Needmore Road Facility (which is currently scheduled for June 30, 2008) or December 31, 2008; and
                    (C) with respect to the Saginaw E&C Facility, December 31, 2008.
          Delphi shall reasonably cooperate in connection with the Employment Transfer to each Employment Party. With respect to the Flint East Facility, GM shall be obligated to cause the Employment Party to permit Delphi’s continued use of the employees transferred to the Employment Party pursuant to the Employment Transfer (or substitute employees who are members of the same bargaining unit), to the extent Delphi requires in order to manufacture cluster and MRA products in accordance with the UAW MOU, and the cost of such use shall be included in expenses for the purpose of determining Production Cash Burn.
          (c) Deemed Transactions
               (i) If for any reason a Business Transaction with respect to any Unsold Business other than the Saginaw E&C Assets has not been consummated by the applicable Outside Date, GM, or an Affiliate of GM designated by GM in its discretion, shall be deemed to be a Business Optionee with respect to such Unsold Business and to have exercised and consummated the related Unsold Business Option, and the associated Business Transaction (including the assumption of the Assumed Liabilities) shall be deemed to have been consummated on the applicable Business Outside Date. Such transaction shall be deemed to occur in a manner reasonably determined by Delphi and Delphi shall have the right to make, in its reasonable discretion, any elections with respect to the terms of the applicable Business Transaction which a Business Optionee would otherwise be entitled to make under section 4.06(a) and which have not previously been made by GM, a Business Optionee or a designated GM Affiliate at least 45 days before the Business Outside Date; provided, further, that such Business Transaction shall exclude any foreign joint venture interests comprising a portion of such Unsold Business that are subject to preemptive or similar rights that have not been waived and Delphi shall use its commercially reasonable efforts to cause GM or its designee to receive any net proceeds from the sale of any such joint venture interest. In the event that GM designates one or more of its Affiliates under this section 4.06(c)(i), GM absolutely and unconditionally guarantees all the obligations of such Affiliate with respect to the matters described in this section 4.06(c)(i). Following the consummation of a Business Transaction pursuant to this section 4.06(c)(i), GM and Delphi shall cooperate and provide each other appropriate documentation evidencing such transaction. To the extent that an Unsold Business includes a contract or other obligations,

MRA-52

including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit GM or any of its Affiliates from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Delphi shall use commercially reasonable efforts to terminate such contract or obligations and at the election of GM or its designated Affiliate, such contract or obligation, shall be excluded (at the cost and expense of GM) from the contracts and obligations being transferred or assumed by GM or such Affiliate pursuant to a Business Transaction; provided, however Delphi shall be entitled to cause the deemed Business Transaction to occur without including such contract or obligation and, in such case, Delphi and GM shall use their respective commercially reasonable efforts to provide GM or the applicable GM Affiliate with the rights and benefits of such excluded contract or obligation. To the extent any contract, agreement or other asset is excluded from a Business Transaction pursuant to section 4.06(a), such contract, agreement or asset shall be treated as an “Unsold Business” for purposes of this section 4.06(c) and the provisions of this section 4.06(c) shall be deemed to apply such that GM or its designated Affiliate shall be deemed a “Business Optionee” with respect to such “Unsold Business” and to have exercised and consummated an “Unsold Business Option”, and the associated “Business Transaction” (including the assumption of “Assumed Liabilities”) shall be deemed to have been consummated on the applicable Business Outside Date associated with the Unsold Business from which such contract, agreement or other asset was excluded.
               (ii) GM acknowledges that as a result of the Business Transactions, certain of Delphi’s customers may have concerns and issues relating thereto. GM agrees to permit Delphi to take such commercially reasonable actions as are necessary or desirable to address such concerns and issues, including cooperating with any customers to transfer production of non-GM business and associated tooling and equipment from any such facility to new sources of production as may be required or requested by any of the customers in the event of any transfer to GM under this section 4.06(c). In addition, GM or its designated Affiliate will consult with Delphi and, provided that Delphi is given a reasonable opportunity to make a first communication, GM may consult with any such customers of an Unsold Business, to discuss the potential impact of any Business Transaction on the ongoing commercial relationship between such Unsold Business, Delphi and any such customers.
               (iii) If for any reason an Employment Transfer with respect to an Employment Transfer Facility has not been consummated by the applicable Employment Outside Date (which shall in the case of the Flint East Facility be deemed to occur from time to time on the dates set forth in Delphi’s notices to GM under section 4.06(b)(i)(A) above), the applicable active and inactive bargaining unit employees for each such Employment Transfer Facility shall transfer to employment with GM, or, an Affiliate of GM designated by GM in its discretion, in accordance with this section on the applicable Employment Outside Date. In the event that GM designates one or more of its Affiliates under this section 4.06(c)(iii), GM unconditionally guarantees all the obligations of such Affiliate with respect to the matters described in this section 4.06(c)(iii). With respect to the Flint East Facility, GM or its Affiliate shall be obligated to permit Delphi’s continued use of the employees transferred to GM or its Affiliate pursuant to this section 4.06(c), to the extent Delphi requires in order to manufacture cluster and MRA products in accordance with the UAW MOU, and the cost of such use shall be included in expenses for the purpose of determining Production Cash Burn. Following the consummation of a Business Transaction or Employment Transfer pursuant to this section

MRA-53

4.06(c)(iii), GM and Delphi shall cooperate and provide each other appropriate documentation evidencing such transaction.
               (iv) GM’s obligations under this section 4.06 are absolute and unconditional and shall not be subject to any defense of any nature whatsoever, including upon a breach by Delphi or any of its Affiliates of any of their obligations under this Agreement (including this section 4.06), the Settlement Agreement or any other agreement or any failure to consummate a Business Transaction pursuant to this section 4.06 for any reason. To the extent the consummation of a Business Transaction under this section 4.06 shall be illegal or shall require GM or its Affiliates to dispose of or divest any line of business or restrict itself from engaging in any line of business to which GM or its Affiliates are at that time actively engaged in order to obtain any regulatory approval, Delphi shall restructure such transaction in order to accomplish to the greatest extent legally permissible consummation of the applicable Business Transaction. GM shall pay the costs arising and resulting from such restructuring, including shutdown, closure and severance costs. Notwithstanding the foregoing, it will not be a breach of GM’s obligations hereunder if a Business Transaction is not consummated as a result of Delphi’s failure to restructure such Business Transaction in a manner which is not illegal or which does not require GM or its Affiliates to dispose of or divest any line of business in which GM or its Affiliates are at that time actively engaged.
     Section 4.07 Additional Terms Regarding Wind-Down Facilities.
          (a) GM and Delphi shall work together to facilitate the wind-down of production at Delphi’s facilities that are scheduled to be wound down.
          (b) Delphi shall use commercially reasonable efforts to support the resourcing of GM production at Delphi’s Wind Down Facilities and the Athens Facility, which support shall include, among other things, inventory banks funded by GM, assignment of tier 2 supplier contracts and movement of tooling.
          (c) GM shall use commercially reasonable efforts to transition from each facility of Delphi that is scheduled to be wound down to alternate production sources the production of aftermarket parts within the same timeframe as the transition from such facility to alternate production sources for the production of OE Parts.
     Section 4.08 Additional Terms Regarding Footprint Facilities.
          (a) Delphi shall be responsible for explaining to potential purchasers or transferees of businesses conducted at the Footprint Facilities the provisions of the UAW MOU or IUE MOU, as applicable.
          (b) Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs produced at the Flint East Facility as required to meet Delphi’s obligations under Existing Agreements or agreements which Delphi and GM enter into in the future. To the extent required under Existing Agreements or agreements which Delphi and GM enter into in the future, Delphi shall ensure that GM receives required production from the Flint East Facility through the date on which Delphi has no further obligations under the UAW MOU relating to production at the Flint East Facility.

MRA-54

          (c) GM has agreed, pursuant to section B of and Attachment A to the IUE MOU, to provide certain business to a third party so that Delphi would be relieved of responsibility for production or operations at the Kettering Facility as soon as possible. GM and Delphi shall continue to work together to support the transfer of the Kettering Facility as contemplated by the IUE MOU.
     Section 4.09 Additional Terms Regarding UAW Keep Facilities. At each of the UAW Keep Facilities, Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs produced at such UAW Keep Facility as required to meet Delphi’s obligations under Existing Agreements or agreements which Delphi and GM enter into in the future.
ARTICLE V
TREATMENT OF LEGACY AGREEMENTS; ORDINARY COURSE MATTERS;
INDEMNIFICATION
     Section 5.01 Disposition of Agreements with GM.
          (a) Agreements Executed in Connection with the Separation to Be Assumed. Pursuant to the Plan and the terms of this Agreement, as of the Effective Date, the agreements identified in this section 5.01(a) shall, as applicable, be either assumed, reinstated, or ratified (including as amended, as applicable):
          (i) Environmental Matters Agreement. The Environmental Matters Agreement between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, dated as of “October 1998” (the “Environmental Matters Agreement”), attached hereto as Exhibit 5.01(a)(i); provided, however, that in light of the rejection of the Master Separation Agreement dated as of December 22, 1998 among Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, Delphi Technologies, Inc. (“DTI”), and GM (the “Master Separation Agreement”), pursuant to the Plan and section 5.01(d) of this Agreement, all references in the Environmental Matters Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ original intent with respect to remaining provisions are deemed made;
          (ii) Reserved;
          (iii) Financial Services Supply Agreement. The Financial Services Supply Agreement dated as of December 18, 1998 between DAS and GM (the “Financial Services Supply Agreement”) as amended and restated pursuant to the terms set forth in Exhibit 5.01(a)(iii) of this Agreement;
          (iv) Income Tax Allocation Agreement. The Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes dated as of December 16, 1998 between Delphi Automotive

MRA-55

Systems Corporation (n/k/a Delphi) and GM (the “Income Tax Allocation Agreement”), attached hereto as Exhibit 5.01(a)(iv); provided, however, that all references in the Income Tax Allocation Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Income Tax Allocation Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement are deemed to refer to the corresponding provisions of this Agreement;
          (v) Non-Income Tax Indemnification Agreement. The Agreement for Indemnification of United States Federal, State and Local Non-Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM (the “Non-Income Tax Indemnification Agreement”), attached hereto as Exhibit 5.01(a)(v); provided, however, that all references in the Non-Income Tax Indemnification Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Non-Income Tax Indemnification Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement are deemed to refer to the corresponding provisions of this Agreement;
          (vi) Assignment and Assumption Agreement — Industrial Development Bonds. The Assignment and Assumption Agreement — Industrial Development Bonds dated as of January 1, 1999 between DAS and GM (the “Assignment and Assumption Agreement — Industrial Development Bonds”), attached hereto as Exhibit 5.01(a)(vi);
          (vii) Oshawa Lease. The following agreements: (A) the Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002, attached hereto as Exhibit 5.01(a)(vii)(i), under which Delphi Canada, Inc. continues to occupy the premises specified in such Lease Agreement as a holdover tenant with the consent of General Motors of Canada Limited, (B) Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000, attached hereto as Exhibit 5.01(a)(vii)(ii) (the “Oshawa Labour Agreement”); and (C) the Administrative Services Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000, attached hereto as Exhibit 5.01(a)(vii)(iii); provided, however, that Delphi Canada, Inc. shall be released from any and all past, present or future claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities which GM and General Motors of Canada Limited may have arising out of or related to the separation of leased employees from the Oshawa facility as contemplated by the Oshawa Labour Agreement.

MRA-56

          (viii) Trademark and Trade Name Agreement. The Trademark and Trade Name Agreement dated as of January 1, 1999 between Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, and GM (the “Trademark and Trade Name Agreement”), attached hereto as Exhibit 5.01(a)(viii);
          (ix) Intellectual Property Contracts Transfer Agreement. The Intellectual Property Contracts Transfer Agreement dated as of December 4, 1998, between DTI and GM, as amended October 31, 2001 (the “Intellectual Property Contracts Transfer Agreement”), attached hereto as Exhibit 5.01(a)(ix); provided, however, that all references in the Intellectual Property Contracts Transfer Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Intellectual Property Contracts Transfer Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement;
          (x) Intellectual Property License Agreement. The Intellectual Property License Agreement dated as of December 4, 1998, between DTI and GM (the “Intellectual Property License Agreement”), attached hereto as Exhibit 5.01(a)(x); provided, however, that all references in the Intellectual Property License Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Intellectual Property License Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement;
          (xi) Intellectual Property Transfer Agreement. The Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and GM (the “Intellectual Property Transfer Agreement”), attached hereto as Exhibit 5.01(a)(xi); provided, however, that all references in the Intellectual Property Transfer Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Intellectual Property Transfer Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement; and provided further that DTI and GM agree that (i) all obligations under the Intellectual Property Transfer Agreement other than those concerning reconciliation of patent assignments and the delivery of recordable patent assignments have been fully performed, and (ii) they shall complete performance of any such obligations as soon as practicable after the Effective Date;

MRA-57

          (xii) Technology Transfer Agreement. The GM-Delphi Technology Transfer Agreement between Delphi Technologies, Inc. and GM dated December 4, 1998 (the “Technology Transfer Agreement”);
          (xiii) Reserved;
          (xiv) Real Estate Assignment and Assumption Agreements. The real estate assignment and assumption agreements set forth on Exhibit 5.01(a)(xiv).
          (b) Agreements Executed After the Separation to Be Assumed. Pursuant to the Plan and the terms of this Agreement, as of the Effective Date, the agreements identified in this section 5.01(b) shall, as applicable, be either assumed, reinstated, or ratified (including as amended, as applicable):
          (i) UAW — GM — Delphi Memorandum of Understanding Regarding Benefit Plan Treatment. The UAW — GM — Delphi Memorandum of Understanding Regarding Benefit Plan Treatment between UAW, GM, and Delphi Automotive Systems Corporation (n/k/a Delphi) dated September 30, 1999, including any and all amendments thereto, attached hereto as Exhibit 5.01(b)(i);
          (ii) Letter Agreement Concerning Certain Asbestos Liability. The letter agreement dated March 4, 1999 between Delphi and GM concerning certain asbestos liability, as supplemented by letter agreement dated May 10, 1999 between Delphi and GM, attached hereto as Exhibit 5.01(b)(ii);
          (iii) Investment Tax Credit Transfer Agreement. The Investment Tax Credit Transfer Agreement dated December 8, 2000 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, attached hereto as Exhibit 5.01(b)(iii);
          (iv) Management Services Agreement. The Management Services Agreement dated September 19, 2002, as amended, among Delphi Corporation and General Motors Management Corporation, Delphi Mechatronic Systems, Inc., Packard-Hughes Interconnect Company and ASEC Manufacturing, attached hereto as Exhibit 5.01(b)(iv);
          (v) Battery Facilitation Agreement. The Battery Facilitation Agreement — Transaction Summary dated as of March 21, 2005 between Delphi and GM; the Letter Agreement dated August 10, 2004 regarding potential changes in Delphi’s battery operations signed by Mary Boland (GM) and John Blahnik (Delphi); the Letter Agreement dated June 30, 2005 regarding the sale by Delphi of its global battery business to JCI signed by Bo Andersson (GM) and Steve Olsen (Delphi); the Letter Agreement dated June 30, 2005 regarding the potential subsidy to be paid by Delphi to JCI for employees at the New Brunswick battery plant; and the Letter Agreement dated June 30, 2005 regarding the future use of the “Freedom” trade name and associated trademarks, attached hereto as Exhibit 5.01(b)(v); and

MRA-58

          (vi) C&A Agreement. The Agreement dated as of June 3, 2005 between Delphi and GM concerning certain matters related to Collins & Aikman Corporation, attached hereto as Exhibit 5.01(b)(vi).
          (c) Existing Agreements. Pursuant to the Plan and the terms of this Agreement, as of the Effective Date the Existing Agreements and all other contractual commitments between the Debtors and GM or any of its Affiliates directly related to and designed to enable the purchase and supply of Component Parts such as metal resale agreements and advanced development agreements, shall be assumed or reinstated, as applicable.
          (d) Tooling Agreements. Pursuant to the Plan and the terms of this Agreement, as of the Effective Date all GM Purchase Orders and other contractual commitments between the Debtors and GM or any of its Affiliates relating to the manufacture and sale of fixtures, gauges, jigs, patterns, casting patterns, dies, molds, and other Tooling utilized in the production of GM Component Parts and Component Systems (collectively, the “Tooling Agreements”) shall be assumed or reinstated, as applicable.
          (e) Assumption, Reinstatement, or Ratification in the Entirety. All provisions of the agreements that are assumed, reinstated, or ratified under this section 5.01 shall be assumed in their entirety without modification, unless such modification is expressly set forth herein.
          (f) Postpetition Agreements. All postpetition agreements between any Delphi Party and GM and/or any of its Affiliates are hereby ratified, are enforceable in accordance with their terms, and shall remain in full force and effect unaffected by this Agreement.
          (g) Debtor Agreements. Except as otherwise provided in this Agreement, as of the Effective Date all prepetition agreements between the Debtors and GM and/or any of its Affiliates shall be deemed rejected or terminated, as applicable; provided, however, that this section 5.01(g) does not apply to (i) agreements to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties or (ii) agreements that relate solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), which agreements identified in clauses (i) and (ii) of this sentence shall be assumed or reinstated, as applicable, on the Effective Date.
          (h) Non-Debtor Agreements. Except as otherwise provided in this Agreement, with respect to the prepetition agreements between Affiliates of Delphi who are not Debtors, on the one hand, and GM and/or any of its Affiliates, on the other hand:
               (i) Such agreements which were entered into prior to or in connection with the Separation shall be terminated as of the Effective Date; and
               (ii) Such agreements (other than those identified in section 5.01(h)(i) above) shall be ratified and continue in effect after the Effective Date; provided, however, that any such agreement to which a Debtor is also a party shall terminate as of the Effective Date, unless (a) such agreement relates solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), or (b) such agreement is an agreement to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties, in both of which cases such

MRA-59

agreement shall be ratified and continue in effect after the Effective Date; provided, however, that any obligation of any of the Affiliates of Delphi to indemnify against any obligations of the Debtors shall be deemed to be extinguished.
               (i) Limitations on Cure Costs, Rejection Damages, or Assurances. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, with respect to any and all agreements between any Delphi Party, on the one hand, and GM and/or any of its Affiliates, on the other hand, except as expressly provided for in section 4.03(b) of the Settlement Agreement, (a) GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being assumed or rejected pursuant to this Agreement, any cure amount claim or any claim for rejection, (b) each of Delphi and GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being terminated pursuant to this Agreement, termination damages, and (c) GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to any agreements being assumed pursuant to this Agreement, any requirement under the Bankruptcy Code that the Delphi-Related Parties provide adequate assurance of future performance.
     Section 5.02 Limitation of Existing Indemnification Obligations. Any provision in any agreement between Delphi and/or its Affiliates on the one hand and GM and/or its Affiliates on the other that is not being assumed, reinstated or ratified pursuant to this Agreement and purports to require any party thereto or its Affiliates to indemnify, defend, or hold harmless any other party thereto or its Affiliates is null and void.
     Section 5.03 Reserved.
     Section 5.04 Reserved.

Section 5.05 Reserved.

Section 5.06 Access to Information.
          (a) During the Retention Period, each of the Parties hereto shall cooperate with and afford, and shall cause their respective affiliates, representatives, subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, “Related Parties”) to cooperate with and afford, to the other Party reasonable access upon reasonable advance written request to all information (other than information which is (i) protected from disclosure by the attorney client privilege or work product doctrine, (ii) proprietary in nature or (iii) the subject of a confidentiality agreement between such Party and a third party which prohibits disclosure to the other party) within such Party’s or any Related Party’s possession which was created prior to January 1, 1999 (the “Contribution Date”) or, with respect to any information which would be relevant to the provision of a transitional service in connection with the separation of Delphi and GM on January 1, 1999, information created during the period in which one Party is providing the other Party with such transition service. Access to the requested information shall be provided so long as it relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and access is reasonably required by the Requestor as a result of the ownership relationship between GM and

MRA-60

Delphi at any time prior to the Contribution Date or the transition services identified above (“Prior Relationship”) for purposes of auditing, accounting, claims, or litigation (except for claims or litigation between the Parties hereto), employee benefits, regulatory or tax purposes, or fulfilling disclosure or reporting obligations including, without limitation, all records, books, contracts, instruments, computer data, and other data (“Information”) reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Contribution Date.
          (b) Access as used in this paragraph shall mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by the Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at the Requestor’s expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense.
          (c) In connection with providing Information pursuant to this section 5.06, each of the Parties hereto shall upon the request of the other Party make available its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.
     Section 5.07 Record Retention.
          (a) Delphi shall preserve and keep all books and records included in the Delphi Assets or otherwise in the possession of Delphi or its Related Parties as of the Contribution Date, whether in electronic form or otherwise, for the Retention Period at Delphi’s sole cost and expense. If Delphi wishes to dispose of any books and records or other documents which it is obligated to retain under this section 5.07 after the Retention Period, then Delphi shall first provide ninety (90) days’ written notice to GM and GM shall have the right, at its option and expense, upon prior written notice within such ninety-day (90) period, to take possession of such books or records or other documents within one hundred and eighty (180) days after the date of Delphi’s notice to GM hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow GM to reasonably assess its potential need to retain such materials. In the event that Delphi enters into an agreement with a third party during the Retention Period to sell a portion of its business, together with the books and records related thereto, GM shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the Delphi business be a competitor of GM, GM shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of GM which GM notifies Delphi contain confidential and proprietary information.

MRA-61

          (b) (i) In addition to the retention requirements of sections 5.07(a), for a period no less than the Retention Period, Delphi, at its sole cost and expense, shall use its reasonable best efforts to maintain all technical documentation in its possession or in the possession of any of its Related Parties applicable to product design, test, release, and validation at locations at which such technical documents shall be reasonably accessible to GM upon request (at GM’s sole cost and expense) and, to the extent reasonably possible, through employees of Delphi who formerly performed that task for GM. Delphi shall, from time to time, at the reasonable request of GM, cooperate fully with GM in providing GM, to the extent reasonably possible through Delphi employees formerly employed by GM who previously performed the same functions on behalf of GM, with technical assistance and information with respect to any claims brought against GM involving the conduct of the Delphi Automotive Systems Business prior to the Contribution Date, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. GM shall reimburse Delphi for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with GM’s policies and practices regarding such expenditures.
               (ii) In particular, Delphi shall: (i) retain all documents required to be maintained by international, national, state, provincial, regional, or local regulations and all documents that may be reasonably required to establish due care or to otherwise assist GM in pursuing, contesting or defending such claims; (ii) make available its documents and records in connection with any pursuit, contest, or defense, including, subject to an appropriate confidentiality agreement or protective order, documents that may be considered to be “confidential” or subject to trade secret protection; (iii) promptly respond to discovery requests in connection with such claim, understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce, requests for admission, and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere materially with Delphi’s business, mutually acceptable engineers, technicians, or other knowledgeable individuals to assist GM in connection with such claim, including investigation into claims and occurrences described in this section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings, and trial; (v) make available facilities and exemplar parts for the sole and limited use of assisting GM in the contest or defense; and (vi) acknowledge that GM is responsible for and shall control, as between GM and Delphi, the conduct of the pursuit, contest or defense.
          (c) (i) GM and Delphi agree to retain all Income Tax Returns (as defined in the Income Tax Allocation Agreement), related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Internal Revenue Code of 1986, as amended, as well as by any similar provision of state or local income tax law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate, or (ii) the Final Determination (as defined in the Income Tax Allocation Agreement) has been made with respect to all issues related to the final Consolidated Tax Period (as defined in the Income Tax Allocation Agreement).

MRA-62

               (ii) With respect to Non-Income Taxes (as defined in the Non-Income Tax Indemnification Agreement), GM and Delphi agree to retain all Non-Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Federal, state, or local law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate or (ii) a Determination (as defined in the Non-Income Tax Indemnification Agreement) has been made with respect to all issues for the tax periods to which the Non-Income Tax Indemnification Agreement applies.
               (iii) If either Party wishes to dispose of any such records or documents after such retention period, then the procedure described in (a) and (b) above shall apply.
     Section 5.08 Reimbursement. Unless otherwise provided in this Article V, each Party to this Agreement providing access, information, or witnesses to another Party pursuant to sections 5.06 or 5.07 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary, and overhead expense) as may be reasonably incurred in providing such information or witnesses.
     Section 5.09 Product Liability Claims.
          (a) GM and Delphi agree to the allocation of liability for all claims and causes of action, however presented, alleging that parts, components, or systems that have been (i) manufactured by the Delphi Automotive Systems Business or Delphi or its Affiliates or (ii) manufactured by a third party, whether sold or otherwise supplied separately, or incorporated into components or systems of Delphi or its Affiliates, in each case, which have been sold or otherwise supplied by the Delphi Automotive Systems Business, Delphi, or its Affiliates to GM, its Affiliates, or customers of Delphi other than GM or its Affiliates (the foregoing collectively constituting “Delphi Products”), have caused or been alleged to cause personal injuries, injuries to property, or other damages as set forth in this section 5.09. The provisions in this section 5.09 cover claims which include but are not limited to the following types of claims: claims premised on theories of negligence, strict liability, express or implied warranties of merchantability, fitness for ordinary use and/or compliance with reasonable consumer expectations, failure to issue adequate warnings, negligent and/or intentional misrepresentation, negligent and/or intentional infliction of emotional distress, failure to provide replacement and/or retrofit parts, and failure to conduct a recall or adequately conduct a recall that has been issued. The provisions set forth in this section 5.09 apply to claims for compensatory damages as well as all claims for punitive or exemplary damages and all claims for defective design as well as all claims for defective manufacture.
          (b) (i) As between GM and Delphi, Delphi shall assume the defense of all such claims involving Delphi Products sold or otherwise supplied prior to January 1, 1999 to customers other than GM or an Affiliate or Subsidiary of GM. Delphi shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM subsequent to December 31, 1998 in connection with investigating and/or defending against any such claim.

MRA-63

               (ii) GM shall retain and/or assume the defense of all such claims involving parts, components or systems manufactured by the Delphi Automotive Systems Business prior to January 1, 1999 and sold or otherwise supplied to GM or its Affiliates before, on, or after January 1, 1999. GM shall indemnify, defend, and hold harmless Delphi and its Affiliates against any and all such claims. GM shall reimburse Delphi and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by Delphi or its Affiliates subsequent to December 31, 1998 in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that GM is required to provide pursuant to this paragraph.
          (c) (i) Delphi shall defend GM and its Affiliates against all claims involving (A) parts, components, or systems manufactured by Delphi or its Affiliates, which on or subsequent to January 1, 1999 are sold or otherwise supplied to customers other than GM or its Affiliates and (B) parts, components or systems acquired by the Delphi Automotive Systems Business or Delphi or its Affiliates from suppliers thereto other than GM or its Affiliates and sold or otherwise supplied by Delphi or its Affiliates on or subsequent to January 1, 1999 to customers other than GM or its Affiliates. Delphi or its Affiliates shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi or its Affiliates shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM and its Affiliates in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that Delphi and its Affiliates are required to provide pursuant to this paragraph.
               (ii) The rights, obligations, and liabilities of GM and Delphi with respect to claims involving parts, components or systems manufactured by Delphi or its affiliates subsequent to December 31, 1998 which are sold by Delphi or its Affiliates to GM or its Affiliates shall be determined according to the terms of the agreements relating to such sale.
          (d) Recall and Warranty Campaigns. Except as otherwise released pursuant to agreements between the Parties executed prior to the Effective Date, including the Warranty Settlement Agreement, claims of GM or its Affiliates against the Delphi Automotive Systems Business in the nature of warranty and recall campaigns relating to parts, components, or systems sold by the Delphi Automotive Systems Business to GM or its Affiliates (regardless of when or by whom manufactured (but excluding parts or systems manufactured by GM or its Affiliates)) which arise prior to or after the Contribution Date shall be determined according to the terms of the agreements relating to the sale of such parts, components or systems, all of which agreements were assumed by Delphi and its Affiliates effective as of the Contribution Date.
          (e) Reserved.
          (f) Notice. GM and Delphi agree that in the case of claims covered by either paragraphs (b) or (c) above, the Party receiving such a claim shall notify the other Party within thirty (30) days of receipt of written notice of the claim. Thereafter, the Party being notified of the claim shall have thirty (30) days to respond. The Party first receiving such a claim shall take all reasonable action necessary to defend against the claim including, but not limited to, responding to court ordered deadlines before the expiration of the time for response.

MRA-64

     Section 5.10 Cooperation.
          (a) GM and Delphi and their respective Affiliates shall cooperate with each other in the defense of any and all claims covered under this Article V and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend these claims as set forth in Article V of this Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses, and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the Party responding to discovery may meet all court-imposed deadlines. The Party requesting information shall reimburse the party providing information consistent with the terms of section 5.08 of this Agreement. The obligations set forth in this paragraph are more clearly defined in section 5.01 through and including 5.10 of this Agreement, to which reference is hereby made.
          (b) GM agrees to consider in good faith any request from Delphi to shorten the Retention Period in connection with any businesses of Delphi that are to be wound-down or sold; provided, however, that the parties acknowledge that the Retention Period cannot be reduced for books and records related to open tax periods, safety products and those subject to litigation hold.
     Section 5.11 Continuation of Limited Employee Related Matters.
          (a) Workers’ compensation liability assumed by Delphi as a result of the Separation shall be retained by Delphi; provided, however, that the sending party in a flowback or Special Employment Placement Opportunities (“SEPO”) situation shall bear any and all workers compensation liability for injuries or illnesses that arose prior to the flowback or a placement through SEPO, including claims asserted on or after the flowback or placement through SEPO. In addition, any cumulative trauma claim filed within twelve months of flowback or placement through SEPO, which originated at, or was the responsibility of, the sending party, shall be the responsibility of the sending party.
          (b) The relocation costs associated with the flowback or SEPO of employees, as applicable, shall be shared equally by GM and Delphi. These costs shall include relocation allowances, relocation services and other related expenses provided for in the applicable Labor MOUs or any other applicable collective bargaining agreements. Relocation costs associated with employees of closed or divested operations of Delphi or any of its Affiliates shall be allocated as follows: (i) shared equally where an employee transfers to a GM facility; (ii) paid 100% by Delphi where an employee transfers to a Delphi facility; and (iii) paid consistent with historical relocation cost share levels or as agreed by the Parties at the time of the relocation where an employee of a divested operation transfers to either Delphi or GM.
          (c) All employment related responsibility, obligation or liability of GM relating to Delphi Employees or Delphi Terminated Employees both as they were defined in the U.S. Employee Matters Agreement, and assumed by Delphi and/or the applicable Delphi benefit plans as a result of the Delphi spin-off from GM for claims described in Exhibit 5.11(c), shall be retained by Delphi and/or the applicable Delphi benefit plans, except as otherwise specifically

MRA-65

provided in this Agreement, the Settlement Agreement, the attachments hereto or thereto, or the agreements or the attachments referenced herein or therein.
          (d) The National Employment Placement Center shall provide Delphi the following services through the term of the current UAW MOU and the current IUE-CWA MOU pursuant to current negotiated purchase terms and conditions: (i) processing of placement applications as submitted by eligible hourly employees; (ii) processing of requisitions for additional personnel; and (iii) processing of placement offers and filling open requisitions.
ARTICLE VI
EFFECTIVENESS
     Section 6.01 Effectiveness. This Agreement shall not become effective until the date on which all conditions to effectiveness of the Settlement Agreement that are set forth in Article VI thereof are satisfied or waived by the parties thereto (the “Effective Date”).
ARTICLE VII
MISCELLANEOUS
     Section 7.01 On-Going Setoff Provisions. Notwithstanding anything to the contrary contained in this Agreement or the Settlement Agreement, the Parties’ payment obligations under this Agreement and the Settlement Agreement are absolute and unconditional and shall not be subject to any offset (except as expressly set forth in the proviso below) or defense of any nature whatsoever including upon a breach by Delphi or any of its Affiliates or GM or any of its Affiliates, as applicable, of any of their obligations under this Agreement, the Settlement Agreement, or any other agreement; provided, however, that any payments by GM pursuant to this Agreement or the Settlement Agreement shall be subject to GM’s right to offset all or part of such payment from any future amounts GM owes Delphi under this Agreement or the Settlement Agreement only if (i) agreed upon by GM and Delphi or (ii) GM determines that it made an overpayment of any amount paid pursuant to this Agreement or the Settlement Agreement and GM and Delphi are unable to resolve GM’s claim for such amounts pursuant to the dispute resolution provisions of section 7.11 of this Agreement and GM provides Delphi with five (5) days’ written notice before implementing such offset; provided further, however, that if it is judicially determined that GM did not have the right to offset such amount, GM shall pay Delphi such amount plus interest accruing on such amount from the date of setoff through the repayment date at the rate of 7.5% per annum. Neither this section 7.01 nor any other provision of this Agreement or the Settlement Agreement shall prohibit, restrict, or limit in any way the application of GM’s contractual rights of setoff arising under any GM Purchase Order pursuant to GM’s standard purchase order terms and conditions against other obligations arising under any GM Purchase Orders or agreements other than this Agreement and the Settlement Agreement.
     Section 7.02 Termination Provisions. This Agreement may be terminated or shall terminate immediately and automatically, as applicable, and the transactions contemplated hereby abandoned, upon the occurrence of any of the following:

MRA-66

          (a) by mutual written consent of both Delphi and GM;
          (b) by GM or Delphi if, prior to the effectiveness of the Settlement Agreement pursuant to Article VI thereof, the Settlement Agreement is terminated pursuant to section 7.03 thereof; or
          (c) automatically on December 31, 2015.
     Section 7.03 Guaranty by Delphi.
          (a) From and after the Effective Date, Delphi hereby irrevocably and unconditionally guarantees the due and punctual payment or performance, as the case may be, by DAS and its successors and assigns (collectively, the “Delphi Guaranty Parties”) of all of their obligations under any and all Existing Agreements or future GM Purchase Orders incurred with respect to work performed or required to be performed on or before September 14, 2015 between any of DAS (or another Delphi Guaranty Party) and any of the GM Parties (collectively, the “Guaranteed Agreements”), whether issued and accepted before or after the Effective Date. In connection with this Agreement and for all purposes, all outstanding GM Purchase Orders shall be deemed to be assigned to DAS. GM further agrees that all GM Purchase Orders to be issued and accepted on or after the date hereof and before September 14, 2015, between any of the GM Parties and any of the Delphi-Related Parties shall be issued to and accepted by DAS rather than another Delphi-Related Party, subject, however, to the next to last sentence of section 6.01 of the Settlement Agreement.
          (b) Delphi hereby agrees that its obligations under section 7.03(a) hereof (i) are a guaranty of payment and performance when due and not of collectability, (ii) are a primary obligation of Delphi and not merely a contract of surety, (iii) shall be absolute, independent, unconditional, and irrespective of (1) the validity, regularity or enforceability of the Guaranteed Agreements, (2) any change therein or amendments thereto, (3) the absence of any action to enforce the same, (4) any waiver or consent by GM with respect to any provision thereof, (5) the recovery of any judgment against any of the other Delphi Parties or any action to enforce the same, or (6) any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
          (c) Delphi hereby waives presentment, demand of payment, protest or notice with respect to the Guaranteed Agreements and the obligations set forth therein or herein.
          (d) Delphi’s obligations under section 7.03(a) hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to any of the GM Parties hereunder or under any of the Guaranteed Agreements is rescinded or must otherwise be returned by any of the GM Parties upon the insolvency, bankruptcy, or reorganization of any of the Delphi Parties or otherwise, all as though such payment had not been made.
          (e) If (I) GM breaches one or more of its payment obligations under this Agreement or the Settlement Agreement or any of its obligations under Article IV hereof (excluding obligations under any of the Continuing Agreements, as defined in the Settlement Agreement or any commercial disputes that arises in the Ordinary Course Relationship (as

MRA-67

defined in the Settlement Agreement)) and such breach or breaches would have a material impact (1) on Delphi and its Affiliates or (2) on the benefits Delphi and its Affiliates are reasonably expected to receive under the Settlement Agreement or this Agreement (the effects set forth in (1) or(2) above shall hereinafter be referred to as, a “Delphi Material Impact”) and (II) Delphi provides written notice (the “Delphi Notice”) of such breach or breaches, executed by either Delphi’s chief executive officer or chief financial officer, which notice describes in reasonable detail the nature of the breach or breaches and relevant background information, then the guaranty provided for in this section 7.03 shall, subject to the terms of this section 7.03(e), automatically terminate without any further action; provided, however, that prior to such termination becoming effective (A) if the breach or breaches relate to a payment obligation hereunder or under the Settlement Agreement, GM shall have a ten (10) day period following receipt of the Delphi Notice to cure such breach or breaches and (B) if the breach or breaches relate to an obligation other than a payment obligation hereunder or under the Settlement Agreement, GM shall have a thirty (30) day period following receipt of the Delphi Notice to cure such breach or breaches; provided, further, however that if there is a disagreement between the Parties as to whether GM has breached one or more of its obligations or whether such breach or breaches has a Delphi Material Impact, at the election of either Party, the Parties shall engage in the dispute resolution process specified in section 7.11 hereof with respect to such disagreement, and such termination shall not become effective if such dispute resolution process is commenced prior to the end of such cure period. Upon the conclusion of such process or, if earlier, thirty (30) days after its commencement (the “Dispute Resolution Termination Date”), if Delphi still believes that a breach with a Delphi Material Impact has occurred, GM shall have the right to cure such default within ten (10) days after the Dispute Resolution Termination Date and, if so cured, the guaranty shall not terminate. Either GM or Delphi may seek judicial determination at any time as to whether Delphi has the right to terminate the guaranty pursuant to this section 7.03(e). If it is judicially determined by Final Order that Delphi did not have the right to terminate the guaranty, it shall remain in full force and effect.
     Section 7.04 Continued Ownership of DAS. Until the earlier of September 14, 2015 and such time as the guaranty provided for pursuant to section 7.03 hereof is no longer in full force and effect, without the prior written consent of GM, which consent shall not be unreasonably withheld, Delphi shall not permit DAS to transfer (i) a material portion of its assets necessary to satisfy production obligations to GM or (ii) more than 40% of its total assets (other than to a Delphi Party; provided that all provisions of this section 7.04 shall apply to such Delphi Party to the same extent they apply to DAS) and Delphi shall not cease to own, directly or indirectly, at least a majority of the outstanding equity and voting equity of DAS; provided, however, that neither of the restrictions in this sentence shall apply if such transfer or cessation, as applicable, occurs as a result of a transfer by Delphi of all or substantially all of its assets.

Section 7.05 Reserved.

Section 7.06 Cancellation Claims.
          (a) Except as otherwise provided in section 7.06(b) hereof, the Delphi Parties waive and are deemed to have waived (and Delphi shall cause the other Delphi Parties to so waive) any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, which the Delphi Parties ever had, now have, or hereafter

MRA-68

may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, arising out of or related to cancellation of any purchase orders or termination of any component or material supply agreements (regardless of whether the cancellation or termination occurs prior to or after the date hereof or the Effective Date) concerning products manufactured in the Wind-Down Facilities, the Footprint Facilities and the Sale Facilities; provided, however, that with respect to the Sale Facilities and the Kettering Facility (in the event the Kettering Facility is not sold as contemplated under 4.08(c)), the waiver in this section 7.06 would apply only in the case of cooperative resourcing by mutual written agreement (collectively, “Cancellation Claims”) that any of the Delphi Parties have or may have against any of the GM Parties or any GM Supplier.
          (b) With respect to any Cancellation Claims that have been asserted as of the Effective Date or may be asserted thereafter by any Delphi Supplier against the Debtors (the “Delphi Supplier Cancellation Claims”):
          (i) the Debtors shall utilize their reasonable best efforts to minimize all Delphi Supplier Cancellation Claims;
          (ii) Delphi shall pay the first $30 million, on a cumulative basis, of any Delphi Supplier Cancellation Claims; and
          (iii) GM shall reimburse the Debtors for 50% of any Delphi Supplier Cancellation Claims actually paid by the Debtors in excess of the $30 million referred to in section 7.06(b)(ii) hereof.
     Section 7.07 Tooling Acknowledgment.
          (a) Delphi acknowledges and agrees that all tooling, fixtures, gauges, jigs, patterns, dies, and molds (collectively, “Tooling”) being used by the Debtors or their respective sub-suppliers in connection with the manufacture of Component Parts for GM, together with appurtenances, accessions and accessories thereto (collectively, the “Accessories”), which have been (i) furnished by GM to a Debtor at any time, directly or indirectly excluding Tooling the ownership of which was transferred to a Debtor on the Contribution Date, unless there was a written agreement which provided that the Debtor’s interest would be other than as a bailee, or (ii) purchased by GM under a tooling purchase order with a Debtor, are owned by GM and are being held by DAS and, to the extent a Debtor has transferred the Tooling or Accessories to third parties, by such third parties, on a bailment basis consistent with paragraph 19 of the Standard GM Terms.
          (b) Nothing contained in this section 7.07 is intended to create or expand the rights, if any, of GM in any intellectual property owned by any Delphi Party.
     Section 7.08 Reserved.
     Section 7.09 No Undisclosed Agreements or Commitments. There are no undisclosed agreements or commitments between or among the Parties regarding matters subject to the terms of this Agreement.

MRA-69

     Section 7.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. Pursuant to the Plan and the Confirmation Order, this Agreement is incorporated by reference in its entirety into the Plan and forms an integral part thereof. Accordingly, by its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Settlement Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of this Agreement or the agreements referenced in sections 5.01(c) and 5.01(d) of this Agreement, or (ii) disputes arising out of agreements between any Delphi-Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest; and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Settlement Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to this Agreement and the Settlement Agreement shall terminate upon the fourth anniversary of the Effective Date. Each Party further agrees to waive any objection based on forum non conveniens.
     Section 7.11 Dispute Resolution. In the event a Restructuring Dispute arises among the Parties (other than an Article III Dispute, which shall be governed and settled in accordance with section 3.10 hereof), upon the written request of either Party, such Restructuring Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Restructuring Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten (10) days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Restructuring Dispute, the Restructuring Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this section 7.11 shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
     Section 7.12 No Solicitation. Each Party acknowledges that this Agreement is not and shall not be deemed to be a solicitation to accept or reject a plan in contravention of section 1125(b) of the Bankruptcy Code. Each Party further acknowledges that no securities of any Debtor are being offered or sold pursuant to this Agreement and that this Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.
     Section 7.13 Negotiations Not Admissible. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations

MRA-70

relating hereto are not admissible into evidence in any proceeding; provided, however, that this Agreement may be admissible in a proceeding to enforce the terms of this Agreement.
     Section 7.14 Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of this Agreement in addition to any other remedy to which the Parties may be entitled, at law, in equity or under this Agreement.
     Section 7.15 Representations and Warranties of Delphi and GM. Each Party represents and warrants to the other Party that the following statements, as applicable to it, are true, correct, and complete as of the date of this Agreement:
          (a) It is duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
          (b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; provided, however, that Delphi’s authority to enter into this Agreement is subject to Bankruptcy Court approval;
          (c) This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, subject to the occurrence of the Effective Date; and
          (d) The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any current provision of law, rule, or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
     Section 7.16 Waiver; Modification; Amendment. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
     Section 7.17 Binding Effect; Assignments. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, and representatives. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement (for the avoidance of doubt, including without limitation, the obligations set forth in sections 4.01 and 4.02 hereof) shall be sold, assigned, or otherwise transferred by any Party without the prior written consent of the other Parties; provided, however, that neither the foregoing nor any other provision of this Agreement shall limit (i) any assignment in connection

MRA-71

with the transfer of all or substantially all of the assets of Delphi and its Affiliates or (ii) any assignment not reasonably expected to have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Settlement Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Settlement Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under this Agreement.
     Section 7.18 Third Party Beneficiaries. Except as otherwise provided in section 7.06 herein with respect to the releases of the GM Parties and GM Suppliers, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
     Section 7.19 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Delphi, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Att’n: John D. Sheehan
          David M. Sherbin, Esq.
          Sean P. Corcoran, Esq.
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606-1285
Att’n: John Wm. Butler, Jr., Esq.
          Ron E. Meisler, Esq.
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Att’n: Eric L. Cochran, Esq.
          Kayalyn A. Marafioti, Esq.

MRA-72

If to GM, to:
General Motors Corporation
767 Fifth Avenue
14th Floor
New York, New York 10153
Att’n: Director of Business Development
and
General Motors Corporation
300 GM Renaissance Center
Detroit, Michigan 48265
Att’n: General Counsel
With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Att’n: Harvey R. Miller, Esq.
          Jeffrey L. Tanenbaum, Esq.
          Michael P. Kessler, Esq.
or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 7.20 Waiver of Right to Trial by Jury. Each Party waives any right to trial by jury in any proceeding arising under or related to this Agreement.
     Section 7.21 Service of Process. Each Party irrevocably consents to the service of process in any legal proceeding arising out of this Agreement by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its applicable registered agent. The foregoing, however, shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
     Section 7.22 Interpretation.
          (a) In the event of any conflict between this Agreement and any of the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the Warranty Settlement Agreement, and the IP License, the provisions of such documents other than this Agreement shall govern.
          (b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto), in the event that any of the terms of the Plan

MRA-73

(including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) conflict with any of the terms of this Agreement, the terms of this Agreement shall govern.
          (c) Any reference herein to any section of this Agreement shall be deemed to include a reference to any exhibit, attachment or schedule referred to within such section.
          (d) All references to “$” and dollars shall refer to United States currency.
          (e) Consistent with Bankruptcy Rule 9006(a), if the due date for any action to be taken under this Agreement (including the delivery of notices) is not a business day, then such action shall be considered timely taken if performed on or prior to the next business day following such due date. Any reference to “days” in this Agreement shall mean calendar days unless otherwise specified.
     Section 7.23 Expenses. Notwithstanding anything else contained in this Agreement or the Settlement Agreement, each Party shall bear all costs and expenses incurred or to be incurred on or after the Effective Date by such Party in connection with this Agreement and the consummation and performance of the transactions contemplated hereby.
     Section 7.24 Entire Agreement; Parties’ Intentions; Construction. This Agreement, including all exhibits and attachments hereto and to the Plan (e.g., the Settlement Agreement, the Labor MOUs, and the Non-Represented Employees Term Sheet) and the Confidentiality and Non-Disclosure Agreement between GM and Delphi dated September 12, 2005, as amended, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, with respect to such subject matter other than with respect to the agreements expressly assumed, ratified or reinstated in Article V of this Agreement. The attachments and exhibits attached hereto are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. This Agreement is the product of negotiations between the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, shall be construed more or less favorably to any Party.
     Section 7.25 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 7.26 Headings. The table of contents and the headings of the Articles and sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

MRA-74

     Section 7.27 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Electronic delivery of an executed signature page of this Agreement shall be effective as delivery of a manually executed signature page of this Agreement.
[Signature pages follow.]

MRA-75

          IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first written above.

DELPHI CORPORATION		GENERAL MOTORS CORPORATION

By:	/s/ John D. Sheehan	By:	/s/ Frederick A. Henderson

Name:	John D. Sheehan	Name:	Frederick A. Henderson
Title:	Vice President, Chief Restructuring Officer	Title:	Vice Chairman and Chief Financial Officer

MRA-76